PRELIMINIARY COPY - SUBJECT TO COMPLETION - DATED FEBRUARY 18, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Valley National Bancorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINIARY COPY - SUBJECT TO COMPLETION - DATED FEBRUARY 18, 2020

1455 VALLEY ROAD
WAYNE, NEW JERSEY 07470
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD, MONDAY, APRIL 20, 2020

To Our Shareholders:
We invite you to the Annual Meeting of Shareholders of Valley National Bancorp ("Valley") to be held at 100 Furler Street, Totowa, NJ on Monday, April 20, 2020 at 9:00 a.m., local time to vote on the following matters:

1.	Election of 12 directors;
2.	Ratification of the appointment of KPMG LLP as Valley's independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	An advisory vote on executive compensation;
4.	An amendment to the Restated Certificate of Incorporation of Valley National Bancorp to increase the number of authorized shares of common stock; and
5.	A shareholder proposal if properly presented at the Annual Meeting.
We provide access to our proxy materials to certain of our shareholders via the Internet instead of mailing paper copies of the materials. This reduces both the amount of paper necessary to produce the materials and the costs associated with printing and mailing the materials to all shareholders. The Notice of Internet Availability of Proxy Materials ("E-Proxy Notice"), which contains instructions on how to access the notice of annual meeting, proxy statement and annual report on the Internet and how to execute your proxy, is first being mailed to holders of our common stock on or about March 9, 2020. This notice also contains instructions on how to request a paper copy of the proxy materials.
Only shareholders of record at the close of business on Monday, February 24, 2020 are entitled to notice of, and to vote at the meeting. Your vote is very important. Whether or not you plan to attend the meeting, please vote in accordance with the instructions provided in the E-Proxy Notice. If you receive paper copies of the proxy materials, please execute and return the enclosed proxy card in the envelope provided or submit your proxy by telephone or the Internet as instructed on the enclosed proxy card. The prompt return of your proxy will save Valley the expense of further requests for proxies.
Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Only shareholders or their valid proxy holders may address the meeting. Please allow ample time for the admission process. See information on page 3 – "Annual Meeting Attendance."
If you accessed this proxy statement through the Internet after receiving an E-Proxy Notice, you may cast your vote by telephone or over the Internet by following the instructions in that Notice. If you received this proxy statement by mail, you may cast your vote by mail, by telephone or over the Internet by following the instructions on the enclosed proxy card.
We appreciate your participation and interest in Valley.
Sincerely,

Ira Robbins
Chairman, President and Chief Executive Officer
Wayne, New Jersey
March 9, 2020

Important notice regarding the availability of proxy materials for the 2020 Annual Meeting of Shareholders: This Proxy Statement for the 2020 Annual Meeting of Shareholders, our 2019 Annual Report to Shareholders and the proxy card or voting instruction form are available on our website at: http:www.valley.com/filings.html.

What's New?

This year, we have expanded our discussion of Valley's governance, human capital and social responsibility practices. We believe providing a broader understanding of our perspective on these items will be beneficial to you as you consider this year's voting matters. This year's updated items include:

•	Summary of our corporate governance practice (see below)

•	Extended examples of our Board commitment to engagement (see page 14)

•	Explanation of our focus on Human Capital Management (see page 15)

•	Explanation of our Commitment to Social Responsibility (see page 15)

We are committed to common sense corporate governance practices

Our Board reviews its composition for the appropriate mix of experience, refreshment, skills, and diversity

•	We seek directors with experience and skills relevant to the Company's business and operations who will contribute to the Board's collegial dynamic.

•	We seek diversity across a full spectrum of attributes.

•	Five new directors, including two women, have joined the Board in the last two years. Four long serving directors have left the Board in the last two years.

•	The tenure of almost sixty percent of our directors up for election is less than ten years.

A strong Lead Independent Director role facilitates independent board oversight of management

•	Our Corporate Governance Guidelines require the independent directors annually to appoint a Lead Independent Director if the role of the Chairman is combined with that of the CEO.

•	The Board reviews its leadership structure annually as part of its self-assessment process.

•	Responsibilities of the Lead Independent Director include:
✓ Serve as liaison between independent directors and
the CEO
✓ Preside at Board meetings in the CEO's absence
✓ Preside over executive sessions of independent and
non-management directors
✓ Facilitate Board agreement on the number and
frequency of Board meetings

✓ Meet one-on-one with the CEO following
executive sessions of independent and non-
management directors
✓ Assist with establishing agenda items for Board
meetings and establish agenda items for meetings
of independent and non-management directors
✓ Advise the CEO of the Board's information needs
✓ Engage with regulators, major shareholders and
other constituencies, where appropriate
✓ Exercise the authority to call for a meeting of
directors without management or with only
independent directors
✓ Provide advice to the CEO on executing long-term
strategy
✓ Guide full Board consideration of CEO succession
✓ Guide annual performance review of the CEO by
independent and non-management directors

Our Board provides independent oversight of Valley's business and affairs. Our Board

•	Reviews Valley's strategic plan

•	Selects individual directors to meet with management on aspects of the plan and report back to the full board

•	Oversees Valley's risk management

•	Evaluates the CEO's performance and talent management of other senior executives

•	Oversees Valley's approach to community investment and commitment

•	Oversees Valley's financial performance and condition

We actively engage with shareholders

•
Directors and senior management have regular and ongoing discussions with shareholders throughout the year on a wide variety of topics, such as financial performance, strategy, competitive environment, regulatory landscape, and corporate governance matters.

Our governance practices promote Board effectiveness

•	Through Annual Board self assessments conducted by the Chair of our Nominating and Corporate Governance Committee, involving both anonymous questionnaires and one on one meetings with directors.

•	Annual major committee self-assessments

•	Majority voting for all director elections

•	Robust shareholder rights:

–	proxy access

–	right to call a special meeting

•	Stock ownership requirements for directors

•	100% independence on major committees

•	Policies to prohibit hedging and pledging of Valley stock by directors and officers, with a limited exception from pledging only for directors who join the Board while having pledged shares

1	2020 Proxy Statement

and only if approved by the Nominating and Corporate Governance Committee.

•	Executive sessions of non-management directors at the end of each regular Board meeting and executive sessions of independent directors periodically.

2020 Proxy Statement	2

PRELIMINIARY COPY - SUBJECT TO COMPLETION - DATED FEBRUARY 18, 2020

VALLEY NATIONAL BANCORP
1455 Valley Road
Wayne, New Jersey 07470
PROXY STATEMENT

GENERAL INFORMATION
We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of Valley National Bancorp ("Valley," the "Company," "we," "our" and "us") for use at Valley’s 2020 Annual Meeting of Shareholders (the "Annual Meeting") and at any adjournment or postponement of the meeting. You are cordially invited to attend the meeting, which will be held at 100 Furler Street, Totowa, NJ, on Monday, April 20, 2020 at 9:00 a.m., local time. This proxy statement is first being made available to shareholders on or about March 9, 2020.
E-PROXY
Pursuant to the rules of the Securities and Exchange Commission ("SEC"), we are furnishing our proxy materials to certain shareholders over the Internet. Most shareholders are receiving by mail a Notice of Internet Availability of Proxy Materials ("E-Proxy Notice"), which provides general information about the annual meeting, the matters to be voted on at the annual meeting, the website on which our proxy statement and annual report are available for review, printing and downloading, and instructions on how to submit proxy votes. The E-Proxy Notice also provides instructions on how to request a paper copy of the proxy materials and how to elect to receive a paper copy of the proxy materials or electronic copy of the proxy materials by e-mail for future meetings.
Shareholders who are current employees of Valley or who have elected to receive proxy materials via electronic delivery will receive via e-mail the proxy statement, annual report and instructions on how to vote. Shareholders who elect to receive paper copies of the proxy materials will receive these materials by mail.
The 2020 notice of annual meeting of shareholders, this proxy statement, the Company’s 2019 annual report to shareholders and the proxy card or voting instruction form are referred to as our "proxy materials", and are available electronically at the following website: http:www.valley.com/filings.html.
SHAREHOLDERS ENTITLED TO VOTE
The record date for the meeting is Monday, February 24, 2020. Only holders of common stock of record at the close of business on that date are entitled to vote at the meeting.

On the record date there were [ ] shares of common stock outstanding. Each share is entitled to one vote on each matter properly brought before the meeting.
HOUSEHOLDING
When more than one holder of our common stock shares the same address, we may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address unless we have received contrary instructions from one or more of those shareholders. Similarly, brokers and other intermediaries holding shares of Valley common stock in "street name" for more than one beneficial owner with the same address may deliver only one E-Proxy Notice or set of proxy materials, as applicable, to that address if they have received consent from the beneficial owners of the stock.
We will deliver promptly upon written or oral request a separate copy of the E-Proxy Notice or set of proxy materials, as applicable, to any shareholder of record at a shared address to which a single copy of those documents was delivered. To receive these additional copies, you may write or call Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470, telephone (973) 305-3380 or e-mail her at tzarkadas@valley.com. If your shares are held in "street name", you should contact the broker or other intermediary who holds the shares on your behalf to request an additional copy of the E-Proxy Notice or set of proxy materials.
If you are a shareholder of record and are either receiving multiple E-Proxy Notices or multiple paper copies of the proxy materials, as applicable, and wish to request future delivery of a single copy or are receiving a single E-Proxy Notice or copy of the proxy materials, as applicable, and wish to request future delivery of multiple copies, please contact Ms. Zarkadas at the address or telephone number above. If your shares are held in "street name", you should contact the broker or other intermediary who holds the shares on your behalf.
PROXIES AND VOTING PROCEDURES
Your vote is important and you are encouraged to submit your proxy promptly. Each proxy submitted will be voted as directed. However, if a proxy solicited by the Board of

3	2020 Proxy Statement

Directors does not specify how it is to be voted, it will be voted as the Board recommends—that is:

•	Item 1 – FOR the election of each of the 12 nominees for director named in this proxy statement;

•	Item 2 – FOR the ratification of the appointment of KPMG LLP;

•	Item 3 – FOR the approval, on an advisory basis, of the compensation of our named executive officers;

•	Item 4 – FOR the approval of the amendment to Valley's Restated Certificate of Incorporation to increase the number of authorized shares of Valley's common stock; and

•	Item 5 - AGAINST the shareholder proposal.
We are offering you four alternative ways to vote your shares:
BY INTERNET. If you wish to vote using the Internet, you can access the web page at www.voteproxy.com and follow the on-screen instructions or scan the QR code on your E-Proxy Notice or proxy card with your smartphone. Have your proxy card available when you access the web page.
BY TELEPHONE. If you wish to vote by telephone, call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow instructions. Have your E-Proxy Notice or proxy card available when you call.
BY MAIL. To vote by mail, please sign your name exactly as it appears on your proxy card, date, and mail your proxy card in the envelope provided as soon as possible.
Regardless of the method that you use to vote, you will be able to vote in person or revoke your earlier proxy if you follow the instructions provided below in the sections entitled "Voting in Person" and "Revoking Your Proxy". If you are a participant in the Company’s Dividend Reinvestment Plan, the shares that are held in your dividend reinvestment account will be voted in the same manner as your other shares, whether you vote by mail, by telephone or by Internet.
If you are an employee or former employee of the Company, and hold our shares in our Savings and Investment Plan (401(k) plan), you will receive a separate proxy card representing the total shares you own through this plan. The proxy card will serve as a voting instruction form for the plan trustee. The plan trustee will vote plan shares for which voting instructions are not received in the same proportion as the shares for which instructions were received under the plan.
VOTING IN PERSON.  The method by which you vote will not limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy executed in your favor from the holder of record to be able to vote at the meeting. If you submit a proxy and then wish to change your vote or vote in person at the meeting, you will need to revoke the proxy that you have submitted, as described below.
REVOKING YOUR PROXY
You can revoke your proxy at any time before it is exercised by:

•	Delivery of a properly executed, later-dated proxy; or

•	A written revocation of your proxy.
A later-dated proxy or written revocation must be received before the meeting by the Corporate Secretary of the Company, Valley National Bancorp, at 1455 Valley Road, Wayne, NJ 07470, or it must be delivered to the Corporate Secretary at the meeting before proxies are voted. You may also revoke your proxy by submitting a new proxy via telephone or the Internet. You will be able to change your vote as many times as you wish prior to the Annual Meeting and the last proxy received chronologically will supersede any prior proxies.
QUORUM REQUIRED TO HOLD THE ANNUAL MEETING
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote generally for the election of directors is necessary to constitute a quorum at the meeting. Abstentions and broker "non-votes" are counted as present and entitled to vote for purposes of determining a quorum. A broker "non-vote" occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary power to vote with respect to that item and has not received voting instructions from the beneficial owner. Brokers do not have discretionary power to vote on the following items absent instructions from the beneficial owner: the election of directors, the advisory vote on executive compensation, the amendment to the Restated Certificate of Incorporation or the shareholder proposal.
REQUIRED VOTE

•
To be elected to a new term, directors must receive a majority of the votes cast (the number of shares voted "FOR" a nominee must exceed the number of shares voted "AGAINST" the nominee). Each director has executed a resignation letter which becomes effective if he or she does not receive a majority of the votes cast in an election that is not contested and the Board votes to accept the resignation. Abstentions and broker non-votes are not counted as votes cast and have no effect on the election of a director. If there is a contested election

2020 Proxy Statement	4

(which is not the case in 2020), directors would be elected by a plurality of votes cast at the Annual Meeting.

•
The ratification of the appointment of KPMG LLP will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions are not counted as votes cast and will have no effect on the outcome.

•
The advisory vote on executive compensation will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no effect on the outcome.

•
The vote to approve the amendment to Valley's Restated Certificate of Incorporation to increase the number of authorized shares of Valley's common stock will be approved if a majority of the votes cast by the holders of Valley common stock are voted FOR such proposal. Abstentions and voted broker non-votes are not counted as votes cast and will have no effect on the outcome.

•
The shareholder proposal will be approved if a majority of the votes cast are voted FOR the proposal. Abstentions and broker non-votes are not counted as votes cast and will have no impact on the outcome.

ANNUAL MEETING ATTENDANCE
Only shareholders or their proxy holders and Valley guests may attend the Annual Meeting. For registered shareholders receiving paper copies of the proxy materials, an admission ticket is attached to your proxy card. Please detach and bring the admission ticket with you to the meeting. For other registered shareholders, please bring your E-Proxy Notice to be admitted to the meeting.
If your shares are held in "street name", you must bring to the meeting evidence of your stock ownership indicating that you beneficially owned the shares on the record date for voting and a valid form of photo identification to be allowed access. If you wish to vote at the meeting, you must bring a proxy executed in your favor from the holder of record.
METHOD AND COST OF PROXY SOLICITATION
This proxy solicitation is being made by our Board of Directors and we will pay the cost of soliciting proxies. Proxies may be solicited by officers, directors and employees of the Company in person, by mail, telephone, facsimile or other electronic means. We will not specially compensate those persons for their solicitation activities. In accordance with the regulations of the SEC and the NASDAQ, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expense incurred in sending proxies and proxy materials to their customers who are beneficial owners of Valley common stock. We are paying Equiniti (US) Services LLC a fee of $8,000 plus out of pocket expenses to assist with solicitation of proxies.

5	2020 Proxy Statement

ITEM 1
ELECTION OF DIRECTORS
DIRECTOR INFORMATION
Our Board is recommending 12 nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Other than Mr. Kevin Lynch and Mr. Peter Maio, all nominees were elected by you at our 2019 annual meeting of shareholders.
Mr. Lynch was added to our Board in December 2019 in connection with the closing of the acquisition of Oritani Financial Corp.
After extensive interviews and based upon, among other attributes, his background in bank technology, Mr. Maio was added to our Board in January 2020. Mr. Maio was suggested as a potential director by an executive officer.
If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size. The Board has no reason to believe any nominee is not available or will not serve if elected.
Each director is nominated to serve until our 2021 annual meeting or until a successor is duly elected and qualified.
Mr. Lipkin, who served on the Board since 1986, retired from the Board at the end of 2019. Mr. LaRusso, who served on the Board since 2004, is not standing for re-election at the Annual Meeting. We thank these directors for their service and the important expertise they shared with the Board.
In selecting these nominees, the Nominating and Corporate Governance Committee (Nominating Committee) and the Board as a whole refreshed their focus on various aspects of corporate governance, including tenure, contributions, skills, and diversity.
The Board considers certain personal characteristics including:

•	experience;

•	integrity;

•	judgment;

•	a collaborative approach in working with other directors; and

•	the time commitment available to the Company from the nominee.
The Nominating Committee focused on a mix of characteristics and skills that it thought appropriate for the functioning of the Board in its oversight role. The following matrix shows the skills and the number of directors having each skill, highlighting the diversity of skills on the Board.

Director Experience
Business/Market Knowledge	12
CEO/Business Head	11
Finance, Audit & Tax	5
Financial Services Industry	5
Banking or Bank Regulatory	5
Risk Management	2
Public Company Finance/Accounting	2
Public Company Corporate Governance	3
Capital Markets	1
Technology	1

Director Tenure 2019
< 5 Years	5
5-10 Years	2
10-20 Years	3
20+ Years	2

The biography of each nominee is set out below and contains information regarding the nominee’s tenure as a director, their age, business experience, other public company directorships held during the last five years, non-public directorships and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should be nominated to serve as a director.

2020 Proxy Statement	6

Ira Robbins, 45

President & Chief Executive Officer of Valley National Bancorp and Valley National Bank, Chairman of the Board
Director since: 2018

Mr. Robbins is President and CEO of Valley Bank and approaches his role from a unique perspective. He joined Valley in 1996 as part of the Bank's Management Associate Program and has grown along with the company. From college student to thought leader, his twenty-plus year career at Valley has seen him through several key positions where his invaluable contributions have helped shape Valley's growth and success. As CEO, Mr. Robbins has led Valley into the future while keeping true to the company's roots as a local bank. In an ever-evolving digital and mobile world, he and the rest of Valley's leadership team strive to create a stronger, faster, more efficient and more responsive organization. His vision for success is building a purpose-driven organization which includes embracing innovation, being customer-centric, promoting social responsibility, and empowering Valley's associates. Mr. Robbins earned his Bachelor of Science degree in Finance and Economics from Susquehanna University, his MBA in Finance from Pace University, and is a graduate of the Stonier Graduate School of Banking. He is a Certified Public Accountant in New Jersey and a member of both the New Jersey Society of Certified Public Accountants and the American Institute of Public Accountants. He serves on the board of the Jewish Vocational Service of MetroWest NJ (JVS) and is on the Morris Habitat for Humanity Leadership Council. Mr. Robbins takes great pride in community outreach and is an active supporter of several philanthropic organizations in his community as well.

Andrew B. Abramson, 66

President and Chief Executive Officer, Value Companies, Inc. (a real estate development and property management firm)
Director since: 1994

Mr. Abramson is a licensed real estate broker in the States of New Jersey and New York and is a licensed building contractor in the State of Florida. He is the co-founder and treasurer of the Cure Breast Cancer Foundation, Inc., a 501c(3) not-for-profit charity that supports innovation and groundbreaking breast cancer research. Mr. Abramson graduated from Cornell University with a Bachelor’s Degree, and a Master’s Degree, both in Civil Engineering. With 40 years as a business owner, an investor and developer in real estate, he brings management, financial, and real estate market experience and expertise to Valley’s Board of Directors.

Peter J. Baum, 64

Chief Financial Officer and Chief Operating Officer, Essex Manufacturing, Inc. (manufacturer, importer and distributor of consumer products)
Director since: 2011

Mr. Baum joined Essex Manufacturing, Inc. in 1978 as an Asian sourcing manager. Essex Manufacturing, Inc. has been in business over 70 years and imports various consumer products from Asia. Essex distributes these products to large retail customers in the U.S. and globally. Mr. Baum graduated from The Wharton School at the University of Pennsylvania in 1978 with a B.S. in Economics. He brings over 45 years of business experience, including as a business owner for 25 years, as well as financial experience and expertise to Valley’s Board of Directors. Mr. Baum appears on CNBC (US & Asia) providing commentary on Asia developments.

7	2020 Proxy Statement

Eric P. Edelstein, 70

Consultant
Director since: 2003

Mr. Edelstein brings in-depth knowledge of generally accepted accounting and auditing standards as well as a wide range of business expertise to our Board. He has worked with audit committees and boards of directors in the past and provides Valley's Board of Directors with extensive experience in auditing and preparation of financial statements. With 32 years of experience as a practicing CPA and as a management consultant, Mr. Edelstein is a former Director of Aeroflex, Incorporated and Computer Horizon Corp. He is also a former Executive Vice President and Chief Financial Officer of Griffon Corporation (a diversified manufacturing and holding company) and a former Managing Partner at Arthur Andersen LLP (an accounting firm). He was employed by Arthur Andersen LLP for 30 years and held various roles in the accounting and audit division, as well as the management consulting division. Mr. Edelstein received his Bachelor’s Degree in Business Administration and his Master’s Degree in Professional Accounting from Rutgers University.

Graham O. Jones, 75

Partner and Attorney, Law Firm of Jones & Jones
Director since: 1997

Mr. Jones has been practicing law since 1969, with an emphasis on banking law since 1980. He has been a Partner of Jones & Jones since 1982 and served as the former President and Director of Hoke, Inc. (manufacturer and distributor of fluid control products). Mr. Jones was a Director and General Counsel for 12 years at Midland Bancorporation, Inc. and Midland Bank & Trust Company. He was a partner at Norwood Associates II for 10 years and was a President and Director for Adwildon Corporation (bank holding company). Mr. Jones received his Bachelor’s Degree from Brown University and his Juris Doctor Degree from the University of North Carolina School of Law. With his business and banking affiliations, including partnerships and directorships, as well as professional and civic affiliations, he brings a long history of banking law expertise and a variety of business experience and professional achievements to Valley’s Board of Directors.

Marc J. Lenner, 54

Chief Executive Officer and Chief Financial Officer, Lester M. Entin Associates (a real estate development and management company)
Director since: 2007

Mr. Lenner became the Chief Executive Officer and Chief Financial Officer at Lester M. Entin Associates in January 2000 after serving in various other executive positions within the company. He has experience in multiple areas of commercial real estate markets throughout the country (with a focus in the New York tri-state area), including management, acquisitions, financing, development and leasing. Mr. Lenner is the Co-Director of a charitable foundation where he manages a multi-million dollar equity and bond portfolio. Prior to Lester M. Entin Associates, he was employed by Hoberman Miller Goldstein and Lesser, P.C., an accounting firm. He attended Muhlenberg College where he earned a Bachelor’s Degree in both Business Administration and Accounting. With his financial and professional background, he provides management, finance and real estate experience to Valley’s Board of Directors.

2020 Proxy Statement	8

Kevin J. Lynch, 73

Former Chairman, President and Chief Executive Officer of Oritani Financial Corp.
Director since: 2019
Other directorships: Oritani Financial Corp.

Mr. Lynch is the former President and CEO of Oritani Financial Corp. and Oritani Bank. He held this position from 1993 until Oritani merged with Valley in December 2019. Mr. Lynch is a director of Pentegra Services Inc., a national provider of full-service retirement programs. He is a former Chairman of the New Jersey League of Community and Savings Bankers, having served as a member of its Board of Governors for several years, as well as a former member of the Board of Directors of Bergen County Habitat for Humanity. Mr. Lynch is a former director of the FHLB-NY and served on its Executive Compensation and Housing Committees in addition to having served on the Board of Directors of Thrift Institutions Community Investment Corp. He is a member of the American Bar Association and a licensed attorney in the State of New Jersey. Mr. Lynch brings valuable banking experience and knowledge of financial markets to Valley's Board of Directors.

Peter V. Maio, 58

Consultant
Director since: 2020

Mr. Maio is a former Chief Information Officer at Ally Bank with responsibility for Customer Information, Analytics and Corporate Technology. Prior to joining Ally, he held various technology leadership positions at large financial services companies including CIT, Charles Schwab, and Fidelity Investments. Mr. Maio served on the

Board of Advisors of the North Carolina Technology Association from 2015 to 2018. Mr. Maio holds a Bachelor of Science Degree in Economics from The Wharton School at the University of Pennsylvania and a Masters of Business Administration in Information Systems and International Business from the Stern School of Business at New York University. With more than 35 years of technology experience in financial services firms, he brings to Valley's Board of Directors in-depth experience in formulating and executing information technology strategy as well as experience of technology solution delivery driven from business-based vision.

Suresh L. Sani, 55

President, First Pioneer Properties, Inc. (a commercial real estate management company)
Director since: 2007

Mr. Sani is a former Real Estate associate at the law firm of Shea & Gould. As president of First Pioneer Properties, Inc., he is responsible for the acquisition, financing, developing, leasing and managing of real estate assets. He has over 30 years of experience in managing and owning commercial real estate in Valley’s lending market area. Mr. Sani received his Bachelor’s Degree from Harvard College and a Juris Doctor Degree from the New York University School of Law. Mr. Sani brings a legal background, small business network management and real estate expertise to Valley’s Board of Directors.

9	2020 Proxy Statement

Lisa J. Schultz, 58

Director since: 2019

Ms. Schultz retired as co-head of Capital Markets at Keefe, Bruyette & Woods, a Stifel Company, as of year-end 2018. She joined KBW as part of the merger between Stifel Financial and Keefe, Bruyette. Ms. Schultz joined Stifel as part of the merger between Stifel and Ryan, Beck & Co., where she was the Director of Equity and Fixed Income Capital Markets. During her tenure, she had primary responsibility for raising billions of dollars of capital for US depository institutions. She started her career at Drexel Burnham Lambert. Ms. Schultz received her Bachelor’s Degree from Simmons College in 1983. With Ms. Schultz’s experience, she brings expertise in strategic positioning, investor perspective, capital alternatives and the financial services markets to Valley's Board of Directors.

Jennifer W. Steans, 56

President and CEO, Financial Investments Corporation, ("FIC"), a private asset management firm
Director since: 2018
Other directorships: MB Financial, Inc.; USAmeriBancorp, Inc.

Ms. Steans is the President and CEO of the private asset management firm, Financial Investments Corporation (“FIC”), where she oversees private equity investments and the Steans Family Office operations since. She was the former Chairman of USAmeriBancorp, Inc., until acquired by Valley in 2018.  Her business affiliations are substantial, also serving as a Director of Catastrophe Solutions and on the Advisory Board for Carlyle Asia Growth Partners III, LP, Resource Land Fund, Siena Capital Partners, and is on the Executive Committee of The Commercial Club of Chicago. Prior to her existing positions, Ms. Steans served as a Director of MB Financial (MBFI), a publicly traded regional bank holding company located in Chicago. She also served as a Director of Cole

Taylor Bank and Taylor Capital before being acquired by MBFI. Ms. Steans is active in the nonprofit community, serving on several boards, including Chair of Ravinia Festival, Kellogg Advisory Board, and RUSH University Medical Center. She is also involved in many community organizations and ventures in the Greater Chicago Area. Ms. Steans brings a strong financial background, knowledge about banking strategy and a diverse background to Valley's Board of Directors. She received a bachelor's degree from Davidson College and her MBA from the Kellogg School of Management at Northwestern University. In 2013, she was named as one of American Banker's 25 Most Powerful Women in Finance.

Jeffrey S. Wilks, 60

President and Chief Executive Officer of Spiegel Associates (a real estate ownership and development company)
Director since: 2012
Other directorships: State Bancorp, Inc.

Mr. Wilks served as a director of State Bancorp, Inc. from 2001 to 2011 and was appointed to Valley’s Board of Directors in connection with Valley’s acquisition of State Bancorp, Inc., effective January 1, 2012. From 1992 to 1995, he was an Associate Director of Sandler O’Neill, an investment bank specializing in the banking industry. Prior to that, Mr. Wilks was a Vice President of Corporate Finance at NatWest USA and Vice President of NatWest USA Capital Corp. and NatWest Equity Corp., each an investment affiliate of NatWest USA. He serves on the board of directors of the New Cassell Business Association, is a member of the board of the Museum at Eldridge Street, is a member of the Board of City Parks Foundation and is a member of the board of directors of The Association for A Better Long Island. Mr. Wilks served as Director of the Banking and Finance Committee of the UJA - Federation of New York from 1991 to 2001. He earned his BSBA in Accounting and Finance from Boston University and brings experience in banking, finance, and investments to Valley’s Board of Directors.

RECOMMENDATION ON ITEM 1

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINATED SLATE OF DIRECTORS.

2020 Proxy Statement	10

ITEM 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment of the independent registered public accounting firm retained to audit the Company’s financial statements as well as monitoring the performance, qualifications and independence of that firm. The Audit Committee has appointed KPMG LLP (KPMG) as the independent registered public accounting firm for the Company in 2020. KPMG has served as the Company’s independent registered public accounting firm continuously since 2008.
Before reappointing KPMG for 2020, the Audit Committee considered KPMG’s qualifications as an independent registered public accounting firm. This included a review of KPMG’s performance in prior years, its knowledge of the company and its operations, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. In addition, the Audit Committee interviews and approves the selection of KPMG’s new lead engagement partner with each rotation.
The fees billed for services rendered to us by KPMG for the years ended December 31, 2019 and 2018 were as follows:

	2019	2018
Audit fees	$2,000,000	$1,625,000
Audit-related fees (1)	270,000	491,000
Tax fees (2)	10,868	15,722
Total	$2,280,868	$2,131,722
__________
(1)	Fees paid for benefit plan audits and business combination (2018).
(2)	Includes fees rendered in connection with tax services relating to state and local matters.
The Audit Committee maintains a formal policy concerning the pre-approval of audit and non-audit services to be provided by its independent registered public accountants to Valley. The policy requires that all services to be performed by KPMG, including audit services, audit-related services and permitted non-audit services, be pre-approved by the Audit Committee. Specific services being provided by the independent accountants are regularly reviewed in accordance with the pre-approval policy. At each subsequent Audit Committee meeting, the Audit Committee receives updates on the services actually provided by the independent registered public accountants, and management may also present additional services for pre-approval.
All services rendered by KPMG are permissible under applicable laws and regulations, and the Audit Committee pre-approved all audit, audit-related and non-audit services performed by KPMG during fiscal 2019. Representatives of KPMG will be available at the annual meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.
The Audit Committee believes that retaining KPMG in 2020 is in the best interests of the Company and our shareholders. Therefore, the Audit Committee requests that shareholders ratify the appointment.

RECOMMENDATION ON ITEM 2

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG AS VALLEY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2020.

11	2020 Proxy Statement

REPORT OF THE AUDIT COMMITTEE
[February 25, 2020
To the Board of Directors of Valley National Bancorp:
Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls, and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent registered public accounting firm, KPMG LLP ("KPMG"), performs an annual independent audit of the financial statements and expresses an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles.
The following is the report of the Audit Committee with respect to the audited financial statements for fiscal year 2019. With respect to fiscal year 2019, the Audit Committee has:

•	reviewed and discussed Valley’s audited financial statements with management and KPMG;

•	discussed with KPMG the scope of its services, including its audit plan;

•	reviewed Valley’s internal control procedures;

•	discussed with KPMG the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and SEC;

•
received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit committee concerning independence, and discussed with KPMG their independence from management and Valley; and

•	approved the audit and non-audit services provided during fiscal year 2019 by KPMG.
Based on the foregoing review and discussions, the Audit Committee approved the audited financial statements to be included in our Annual Report on Form 10-K for fiscal year 2019.
Pursuant to Section 404 of the Sarbanes-Oxley Act, management is required to prepare as part of the Company’s 2019 Annual Report on Form 10-K, a report by management on its assessment of the Company’s internal control over financial reporting, including management’s assessment of the effectiveness of such internal control. KPMG is also required by Section 404 to prepare and include as part of the Company’s 2019 Annual Report on Form 10-K, the auditors’ attestation report on management’s assessment.

During the course of 2019, management regularly discussed the internal control review and assessment process with the Audit Committee, including the framework used to evaluate the effectiveness of such internal control, and at regular intervals updated the Audit Committee on the status of this process and actions taken by management to respond to issues identified during this process. The Audit Committee also discussed this process with KPMG. Management’s assessment report and the auditor’s attestation report are included as part of the 2019 Annual Report on Form 10-K.

Eric P. Edelstein, Chairman
Peter J. Baum
Michael L. LaRusso
Lisa J. Schultz
Jennifer W. Steans
]

2020 Proxy Statement	12

CORPORATE GOVERNANCE
Our business and affairs are managed under the direction of the Board of Directors. Members of the Board are kept informed of Valley’s business through discussions with the CEO and our other officers, by reviewing materials provided to them and by participating in meetings of the Board and its committees. All members of the Board also serve as directors of the Bank. It is our policy that all directors attend the annual meeting absent a compelling reason, such as family or medical emergencies. In 2019, all directors attended our annual meeting.
Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and safe and sound banking principles, while still considering other stakeholders' interests. The Board has adopted corporate governance practices which the Board and senior management believe promote this purpose. Periodically, these governance practices, as well as the rules and listing standards of the NASDAQ and the regulations of the SEC, are reviewed by senior management, legal counsel and the Board.

13	2020 Proxy Statement

Board engagement with the Valley's stakeholders
_____________________________________________________
Our Board believes engagement with stakeholders helps us realize our goals.

Engagement
The Board, as a group or as a subset of one or more directors, meets periodically with Valley’s shareholders, employees and regulators, and with non-governmental organizations and other persons interested in our strategy, business practices, governance, culture and performance.
Engagement with shareholders
We have an active and ongoing approach to engagement on a wide variety of topics (e.g., strategy, performance, corporate severance and competitive environment) throughout the year. We interact with and receive feedback from our shareholders and other interested parties. Our shareholder engagement efforts are outlined below.
Engagement with employees
Our Board and senior management are committed to maintaining a strong corporate culture that instills and enhances a sense of participation and personal accountability on the part of all of Valley's employees. Senior management including our CEO holds regional summits with our employees on a regular basis.

Engagement with regulators
Our Board and senior leaders commit significant time meeting with our regulators. Frequent interaction helps us learn firsthand from regulators about matters of importance to them and their expectations of us. It also gives the Board and management a forum for keeping our regulators well-informed about Valley's performance and business practices.

Engagement with ESG stakeholders
We engage with numerous non-governmental organizations on a diverse range of issues about our business that are important to customers and consumers . For example, through Valley's Regional Community Advisory
Committees, our CEO and senior executives engage with national consumer policy groups to discuss issues related to Valley's products, policies, customer-facing practices,

communications and public policy issues. We also engage with organizations on environmental and social issues and provide philanthropic support to a broad range of nonprofit organizations that work on issues that are important to Valley. Management shares insights and feedback from these relationships and engagements with the Board.
Valley is committed to being transparent about reporting on our efforts. One way we do this is by publishing an annual Corporate Responsibility Report. The report is available on our website at valley.com/why-valley/our-community- commitment.

Other corporate governance policies and practices
_____________________________________________________
Shareholder rights
Valley's Restated Certificate of Incorporation and By-laws provide shareholders with important rights, including:

▪	Proxy access, which enables eligible shareholders to include their nominees in Valley's proxy statement.

▪	The ability to call a special meeting by shareholders holding at least 25% of the outstanding shares of our common stock.

▪	The ability of shareholders to amend the By-laws

▪	Majority election of directors

▪	No "poison pill"

▪	No super-majority vote requirements in our Certificate of Incorporation or By-laws
Code of Conduct
Employees are trained annually on our Code of Conduct and Ethics and are required to speak up about misconduct and report suspected or known violations of the Code, or any law or regulation applicable to Valley's business. We also provide procedures regarding the review and treatment of employee-initiated complaints, including the proper escalation of suspected or known violations of the Code, other Valley policy or the law. The Code prohibits retaliation against anyone who in good faith raises an issue or concern.
Employees can report any known or suspected violations of the Code in person or via the Ethics Hotline. The Ethics Hotline is anonymous and is maintained by an outside service provider.
Suspected violations of the Code, other Valley policy or the law are investigated by Valley and may result in an employee being cleared of the suspected violation or in an escalating range of actions, including termination of employment, depending upon the facts and circumstances. The Ethics Officer reports quarterly to the Audit Committee on ethics complaints from all sources.

2020 Proxy Statement	14

Supplier Code of Conduct
Suppliers are expected to have high standards of business conduct, integrity, and adherence to the law. The Third Party Code of Conduct and Ethics applies to our suppliers, vendors, consultants, contractors, and other third parties working on behalf of Valley. The Code of Conduct communicates our expectations on a range of issues, including our suppliers' responsibility to comply with laws and regulations and Valley's obligations to its customers. The Supplier Code is available on our website at valley.com/why-vnb/company-information.
Board Focus on Social Responsibility and Sustainability
We are proud that Valley received an Outstanding Community Investment Act rating from the Office of the Comptroller of the Currency in late 2019 for the years 2015 through 2018. This is an honor and distinction received by less than 10% of financial institutions in 2019.

The Community Reinvestment Act requires banks to meet the credit needs of low- and moderate-income communities in which it operates. The rating is based upon an assessment of three categories: lending, investment, and services. Included in the assessment are bank practices such as mortgage lending, small business lending, community development lending, investments and services to communities, along with employee community involvement.

Our Board in 2015 established a Community Reinvestment Act Committee which supported and provided oversight to senior management in its efforts to achieve this outstanding rating. Management worked to encourage and incentivize Valley officers and employees to participate in community activities. Valley established Regional Community Advisory Committees and our CEO and senior management received advice from advisory board members in each region and from community partners. Encouraged by our Board, senior management shaped a culture that embraces social responsibility.

Below is a snapshot of some of our 2018 investments in the community included in our 2018 Corporate Responsibility Report. Our 2019 report when published will show a similar commitment

CORPORATE SOCIAL RESPONSIBILITY — CRA 2018 GOALS AND RESULTS

Valley's 2018 Investment in Our Community

29%
SMALL BUSINESS
23%
COMMUNITY DEVELOPMENT LENDING
TOTAL INVESTMENT
$1.6 Billion
COMMUNITY DEVELOPMENT INVESTMENTS
11%
COMMUNITY DEVELOPMENT SERVICES
1%
1-4 FAMILY RESIDENTIAL MORTGAGE
20%
MULTI-FAMILY
16%

Small Business
$459MM

Community Development Lending (CDL)
$374MM

1-4 Family Residential Mortgage
$325MM

Multi-family
$263MM

Community Development Investments (CDI)
$187MM

Community Development Services (CDS)*
$160M

Human Capital Management
Attracting, developing, and retaining the most qualified people is crucial to all aspects of Valley's activities and long-term success, and is central to our long-term strategy. We are investing in our employees to ensure that we are the employer of choice. We seek to build an inclusive culture that empowers employees, encourages innovative thinking and welcomes everyone.

Employee Development and Engagement
Valley understands that becoming an employer of choice requires providing training and development opportunities. We strive to achieve this through a number of forums.

We recognize that building an inclusive and high performance culture requires an engaged workforce, where employees are motivated. We communicate with our employees in a number of ways, and we seek their input on a variety of subjects through our employee survey. In 2019, we received an 84 percent response rate and our scores improved across a number of categories.
Diversity and Inclusion
Valley is committed to cultivating a diverse and inclusive environment that supports the development and advancement of all. We foster a feeling of connectedness in the workplace and support diversity of background, experience and thought, including gender and racial/ethnic diversity.

We review our compensation and employment practices to create alignment with our commitment.

15	2020 Proxy Statement

TENURE AND REFRESHMENT
The Board believes its policies provide for refreshment and tenure limits. With respect to refreshment, Ms. Steans and Mr. Robbins were added in 2018, Ms. Schultz and Mr. Lynch were added in 2019 and Mr. Maio was added in 2020, even as the size of our Board was reduced to 12. Over 40 percent of our directors' tenure is less than 3 years and almost 60 percent less than 10 years.
BOARD SELF-ASSESSMENT
The Nominating and Corporate Governance Committee leads a robust self-assessment process. The Committee circulates an extensive questionnaire and this year employed one on one meetings with the CEO and separate one on one meetings by the Chair of the Nominating Committee with some directors. Our directors in early 2020 engaged in a discussion on ways to improve the process further.

BOARD LEADERSHIP STRUCTURE AND THE BOARD’S ROLE IN RISK OVERSIGHT
Independent Oversight Structure. Our Board believes that an independent oversight function is a foundation of corporate governance. Since 2014 we have utilized an independent Lead Director to assure that the Board had independent leadership. We realize that some companies utilize an independent chairperson and others an independent Lead Director or Presiding Director. We also believe the structure of independent leadership should be examined regularly. During 2019, our Board utilized an independent Lead Director.
Risk Oversight. Our Board is currently comprised of 12 directors, of whom 10 are independent under NASDAQ guidelines. The Board has three standing independent committees with separate chairpersons - an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. We also have a Risk Committee with a separate chairman, which is responsible for overseeing risk management. In addition, our Audit Committee engages in oversight of financial statement risk exposures and our full Board regularly engages in discussions of risk management and receives reports on risk factors from our executive management, other Company officers and the chairman of the Risk Committee.
Lead Director. The Board created the position of independent Lead Director in 2014 and each year has appointed Mr. Abramson as its Lead Director. In accordance with our Corporate Governance Guidelines, our independent directors elect the Lead Director annually. As set forth in our Corporate Governance Guidelines, the Lead Director is selected from among our independent directors. The position is filled unless the Chairman is an independent director (presently not the case). Our non-management directors meet in executive session after every regular Board meeting and our independent directors meet in executive session periodically. These meetings are chaired by Mr. Abramson in his role as Lead Director. As provided in the Corporate Governance Guidelines, the Lead Director, among other things:

•	Has the responsibility to identify issues for Board consideration and assist in forming a consensus among directors;

•	Has the authority to call meetings of independent directors and/or non-management directors and preside at all executive sessions of independent and non-management directors;

•	Establishes the agenda for all meetings and executive sessions of the independent directors and/or non-management directors, with input from other directors;

•	Has the authority to retain outside advisors who report directly to the Board, with the prior approval of the Board;

•
Serves as a liaison between the CEO and the other directors and assists the CEO and/or chairperson with establishing meeting agendas, meeting schedules and assuring sufficient time for discussion of agenda items; and

•	Leads the independent director evaluation of the effectiveness of the CEO and any non-independent Chairman.
The Nominating Committee engaged in a robust discussion in early 2020 about whether to rotate Committee Chairs and the position of Lead Director. The Committee supports the rotation of Committee Chairs and Lead Director and believes such actions are a component of effective corporate governance. The Committee expects that it may recommend continued rotation of Committee Chairs and that of Lead Director at future Organizational Meetings following the 2021 Annual Shareholder Meeting.
Chairman/CEO Decision for 2019. For 2019, the Board determined to combine the Chairman and CEO positions. Considering the performance of Mr. Robbins during his first 14 months as CEO, the Board believed that electing him as Chairman was appropriate. As explained previously, the Board believes that independent Board leadership is provided by the independent Lead Director in light of the position's authority, responsibilities, and duties.
Oversight of environmental, social and governance ("ESG") matters. The Board directly and through its Committees oversees the Company's approach to ESG matters, including: the Company's governance-related policies and practices; our systems of risk management and controls; our human capital strategy; the manner in which we

2020 Proxy Statement	16

serve our customers and support our communities; and how we advance sustainability in our businesses and operations. The Committees of the Board oversee a range of ESG matters in accordance with the scope of their charters. We know that the long-term success of Valley requires a continued focus on these evolving topics.

DIRECTOR INDEPENDENCE
The Board has determined that 10 of our directors and all current members of the Nominating and Corporate Governance, Compensation and Human Resources, and Audit Committees are “independent” for purposes of the independence standards of the NASDAQ, and that all of the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities and Exchange Act of 1934 (the "Exchange Act"). The Board based these determinations primarily on a review of the responses of the directors to questions regarding employment and transaction history, affiliations and family and other relationships and on discussions with the directors. Our independent directors are: Andrew B. Abramson, Peter J. Baum, Eric P. Edelstein, Marc J. Lenner, Kevin J. Lynch, Peter V. Maio, Suresh L. Sani, Lisa J. Schultz, Jennifer W. Steans and Jeffrey S. Wilks.
With respect to Mr. Wilks, in determining that he was independent, the Board recognized that his spouse benefits from leasing a branch to the Bank. As set forth in the section "Certain Transactions with Management", the annual lease payments are made to a limited partnership which Mr. Wilks's spouse benefits from. The limited partnership is part of a much larger entity that Mr. Wilks's spouse also benefits from. The lease payments are less than 1/2 of 1% of the annual gross revenue of the larger organization. The annual lease payments are $190,000 a year, with no additional payments due from the Bank for real estate taxes, insurance or parking lot maintenance. This payment has remained fixed since Valley acquired the branch in a merger in 2011 and no annual increases are built in. Based upon these factors, the Nominating and Corporate Governance Committee and the Board reached the judgment this year and in the past that because the lease transaction was de minimis to Mr. Wilks, Mr. Wilks was "independent".
Nonetheless, at last year's annual meeting of shareholders, Mr. Wilks received slightly less than an 80% "For" vote. As a result, the Board engaged with a number of institutional shareholders to gather information. While shareholders also viewed the interest as de minimis, the Board was advised that even such a de minimis interest was not advisable for a member of the Audit Committee. The Nominating and

Corporate Governance Committee discussed what it heard with Mr. Wilks and as a result Mr. Wilks no longer serves on the Audit Committee.

To assist in making determinations of independence, the Board has concluded that the following relationships are immaterial and that a director whose only relationships with the Company falls within these categories is independent:

•
A loan made by the Bank to a director, his or her immediate family or an entity affiliated with a director or his or her immediate family, or a loan personally guaranteed by such persons if such loan (i) complies with federal regulations on insider loans, where applicable; and (ii) is not classified by the Bank’s credit risk department or independent loan review department, or by any bank regulatory agency which supervises the Bank;

•
A deposit, trust, insurance brokerage, investment advisory, or similar customer relationship between Valley or its subsidiaries and a director, his or her immediate family or an affiliate of his or her immediate family if such relationship is on customary and usual market terms and conditions;

•	The employment by Valley or its subsidiaries of any immediate family member of the director if the family member serves below the level of a senior vice president;

•
Annual contributions by Valley or its subsidiaries to any charity or non-profit corporation with which a director is affiliated if the contributions do not exceed an aggregate of $30,000 in any calendar year;

•
Purchases of goods or services by Valley or any of its subsidiaries from a business in which a director or his or her spouse or minor children is a partner, shareholder or officer, if the director, his or her spouse and minor children own five percent (5%) or less of the equity interests of that business and do not serve as an executive officer of the business; or

•
Purchases of goods or services by Valley, or any of its subsidiaries, from a director or a business in which the director or his or her spouse or minor children is a partner, shareholder or officer if the annual aggregate purchases of goods or services from the director, his or her spouse or minor children or such business in the last calendar year does not exceed the greater of $200,000 or five percent (5%) of the gross revenues of the business.

17	2020 Proxy Statement

The Board considered the following categories together with the information set forth under "Certain Transactions with Management", for each director it determined was independent:

Name	Loans*	Trust Services/ Assets Under Management	Banking Relationship with VNB	Professional Services to Valley
Andrew B. Abramson	Commercial and Residential Mortgages, Personal and Commercial Line of Credit	None	Checking, Savings, Certificate of Deposit	None
Peter J. Baum	Commercial Mortgage	None	Checking	None
Eric P. Edelstein	Residential Mortgage	None	Checking	None
Marc J. Lenner	Commercial Mortgage, Residential Mortgage, Personal Line of Credit and Home Equity	Trust Services	Checking, Money Market, Certificate of Deposit, IRA	None
Kevin J. Lynch	None	None	None	None
Peter V. Maio	None	None	Money Market	None
Suresh L. Sani	Commercial Mortgage	None	Checking, Money Market	None
Lisa J. Schultz	None	None	Checking, Money Market	None
Jennifer W. Steans	None	None	Money Market	None
Jeffrey S. Wilks	Commercial Mortgage, Personal Line of Credit	None	Checking	None
____________
* In compliance with Regulation O.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS
Valley’s Corporate Governance Guidelines require the Board to hold separate executive sessions for both independent and non-management directors.  The Board holds an executive session at least once a year with only independent directors and holds an executive session with non-management directors after each Board meeting. In each instance the Lead Director is the presiding director for the session.
SHAREHOLDER AND INTERESTED PARTIES COMMUNICATIONS WITH DIRECTORS
The Board of Directors has established the following procedures for shareholder or interested party communications with the Board of Directors or with the Lead Director of the Board:

•
Shareholders or interested parties wishing to communicate with the Board of Directors, the non-management or independent directors, or with the Lead Director should send any communication to Valley National Bancorp, Corporate Secretary, at 1455 Valley Road, Wayne, NJ 07470. Any such communication should state the number of shares owned by the shareholder.

•	The Corporate Secretary will forward such communication to the Board of Directors or, as appropriate, to the particular committee chairman or to the Lead Director, unless the communication is a personal or similar grievance, a shareholder proposal or related communication, an abusive or inappropriate communication, or a communication not related to the duties or responsibilities of the Board of Directors, in which case the Corporate Secretary has the authority to determine the appropriate disposition of the communication. All such communications will be kept confidential to the extent possible.
COMMITTEES OF THE BOARD OF DIRECTORS; BOARD OF DIRECTORS MEETINGS
In 2019, the Board of Directors maintained an Audit Committee, a Nominating and Corporate Governance Committee, and a Compensation and Human Resources Committee. Only independent directors serve on these committees. In addition to these committees, the Company and the Bank also maintain a number of committees to oversee other areas of Valley’s operations. These include a Community Reinvestment Act Committee, Investment Committee, Pension Committee, Risk Committee and a Trust Committee.
Each director attended at least 91% or more of the meetings of the Board of Directors and of each committee on which he or she served for the year ended December 31, 2019. Our Board met 10 times during 2019.
The following table presents 2019 membership information for each of our Audit, Nominating and Corporate Governance, and Compensation and Human Resources Committees.

2020 Proxy Statement	18

Name	Audit	Nominating and Corporate Governance	Compensation and Human Resources
Andrew B. Abramson		X	X
Peter J. Baum	X	X
Eric P. Edelstein	(Chair)		X
Michael L. LaRusso	X		X
Marc J. Lenner		(Chair)	X
Suresh L. Sani		X	(Chair)
Lisa J. Schultz	X	X
Jennifer W. Steans	X		X
Jeffrey S. Wilks	X**	X
2019 Number of Meetings*	6	7	6
____________
* Includes telephonic meetings. ** Mr. Wilks no longer serves on the Audit Committee.
AUDIT COMMITTEE.  The Audit Committee met 6 times during 2019.
The Board of Directors has determined that each member of the Audit Committee is financially literate and that more than one member of the Audit Committee has the accounting or related financial management expertise required by NASDAQ. The Board of Directors has also determined that Mr. Edelstein meets the SEC criteria of an “Audit Committee Financial Expert.” The Committee charter gives the Audit Committee the authority and responsibility for the appointment, retention, compensation and oversight of our independent registered public accounting firm, including pre-approval of all audit and non-audit services to be performed by our independent registered public accounting firm. Other responsibilities of the Audit Committee pursuant to the charter include:

•	Reviewing the scope and results of the audit with Valley’s independent registered public accounting firm;

•	Reviewing with management and Valley's independent registered public accounting firm Valley’s interim and year-end operating results including SEC periodic reports and press releases;

•	Considering the appropriateness of the internal accounting and auditing procedures of Valley;

•	Considering the independence of Valley’s independent registered public accounting firm;

•	Overseeing the internal audit function;

•	Reviewing the significant findings and recommended action plans prepared by the internal audit function, together with management’s response and follow-up; and

•	Reporting to the full Board on significant matters coming to the attention of the Audit Committee.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE.  The Nominating and Corporate Governance Committee met 7 times during 2019. This Committee reviews the qualifications of and recommends to the Board candidates for election as directors of Valley, considers the composition of the Board, and recommends committee assignments. The Nominating and Corporate Governance Committee also reviews and as appropriate approves all related party transactions in accordance with our Related Party Transaction Policy. The Nominating and Corporate Governance Committee is responsible for approving and recommending to the Board our Corporate Governance Guidelines which include:

•	Director qualifications and standards;

•	Director responsibilities;

•	Director orientation and continuing education;

•	Limitations on Board members serving on other boards of directors;

•	Director access to management and records;

•	Criteria for the annual self-assessment of the Board, and its effectiveness; and

•	Responsibilities of the Lead Director.
The Nominating and Corporate Governance Committee reviews recommendations from shareholders regarding corporate governance and director candidates.
COMPENSATION AND HUMAN RESOURCES COMMITTEE.  The Compensation and Human Resources Committee met 6 times during 2019. This Committee determines CEO compensation, recommends to the Board compensation levels for directors and sets compensation for named executive officers ("NEOs") and other executive officers. It also administers the 2016 Long-Term Stock Incentive Plan, and makes awards pursuant to the plan.
In January 2020, in undertaking its responsibilities, the Committee received from the CEO recommendations (except those that relate to his compensation) for salary, cash bonus, and equity awards for NEOs and other executive officers. After considering the possible payments and discussing the recommendations with the CEO, in February 2020, the Committee approved the compensation of executive officers, other than the CEO. The Committee met in executive session with its compensation consultant and legal advisors without the CEO to decide on all elements of the CEO's compensation, including salary, cash bonus and equity awards.
For stock awards to employees other than executives, a block of shares is allocated by the Committee. The individual

19	2020 Proxy Statement

awards are then allocated by the CEO and his executive staff to these non-executive officers and employees.
Under authority delegated by the Committee, during the year, the CEO is authorized, within certain numerical limits, to make stock awards in specific circumstances: special incentive awards for non-officers, retention awards, awards to new employees and grants on completion of advanced degrees.
Stock awards not specifically approved in advance by the Committee, but awarded under the authority delegated, are reported to the Committee at its next meeting at which time the Committee ratifies the action taken.
COMPENSATION CONSULTANTS
In 2019, the Committee engaged Fredric W. Cook & Co. ("FW Cook") as its compensation consultant. FW Cook was engaged to review compensation and performance data of a peer group of comparable financial organizations that had been selected by the Committee upon the recommendation of FW Cook and in relation to this data, provide an overview and comments on Valley’s executive compensation as well as director compensation. Also, FW Cook was requested to provide information relating to market trends in executive compensation matters. FW Cook has reviewed and provided comments on the compensation disclosures contained in this proxy statement.
COMPENSATION AS IT RELATES TO RISK MANAGEMENT
The Chief Risk Officer evaluated all incentive-based compensation for employees of the Company and reported to the Compensation and Human Resources Committee that none of our incentive-based awards individually, or taken together, was reasonably likely to have a material adverse effect on Valley. None of the compensation or incentives for Valley employees were considered as encouraging undue or unwarranted risk. The Compensation and Human Resources Committee accepted the Chief Risk Officer’s report.
AVAILABILITY OF COMMITTEE CHARTERS
The Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Human Resources Committee each operate pursuant to a separate written charter adopted by the Board. Each committee reviews its charter at least annually. All of the committee charters can be viewed at our website www.valley.com/charters. Each charter is also available in print to any shareholder who requests it. The information contained on the website is not incorporated by reference or otherwise considered a part of this document.

2020 Proxy Statement	20

NOMINATION OF DIRECTORS
Nominations of directors for election may be made at an annual meeting of shareholders, or at any special meeting of shareholders called for the purpose of electing directors by our Board of Directors, or, as described in more detail below, by a shareholder of the Company who meets the eligibility and notice requirements set forth in our By-laws.
Shareholder Nominations Not for Inclusion in our Proxy Statement. Under our By-laws, to be eligible to submit a director nomination not for inclusion in our proxy materials but instead to be presented directly at the annual meeting, the shareholder must be a shareholder of record on both (i) the date the shareholder submits the notice of the director nomination to the Company and (ii) the record date for the annual meeting. The notice must be in proper written form and be timely received by the Company. To be in proper written form, the notice must meet all of the requirements specified in Article I, Section 3 of our By-laws, including specified information regarding the shareholder making the nomination and the proposed nominee. To be timely for our 2021 annual meeting, the notice must be received by our Secretary at our Wayne, New Jersey office no later than December 21, 2020 nor earlier than November 21, 2020. If the annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2020 annual meeting date, notice will be timely if it is received by the Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.
Shareholder Nominations for Inclusion in our Proxy Statement. Our By-laws provide that if certain requirements are met, an eligible shareholder or group of eligible shareholders may include their director nominees in the Company’s annual meeting proxy materials. This is commonly referred to as proxy access.
The proxy access provisions of our By-Laws provide, among other things, that a shareholder or group of up to twenty shareholders seeking to include director nominees in our proxy materials must own 3% or more of our outstanding common stock continuously for at least three years. The number of proxy access nominees appearing in any annual meeting proxy statement cannot exceed the greater of two or 20% of the number of directors then serving on the Board. If 20% is not a whole number, the maximum number of proxy access nominees would be the closest whole number below 20%. A nominee who is included in our proxy materials but withdraws from or becomes ineligible or unavailable for election at the annual meeting, or does not receive at least 25% of the votes cast for his or her election, will not be eligible for nomination by a shareholder for the next two annual meetings. The nominating shareholder or group of shareholders also must deliver the information required by our By-laws, and each nominee must meet the qualifications required by our By-laws.

Requests to include director nominees in our proxy materials for our 2021 annual meeting must be received by our Secretary at our Wayne, New Jersey office no earlier than October 10, 2020 and no later than November 9, 2020. If the annual meeting is called for a date that is not within 30 days before or after the anniversary date of our 2020 annual meeting date, notice will be timely if it is received by the Secretary no later than the close of business on the 10th day following the date on which public announcement of the annual meeting is first made by the Company.
Director Qualifications. The Board of Directors has established criteria for members of the Board. These include:

•
The maximum age for an individual to join the Board is age 65, except that such limitation is inapplicable to a person who, when elected or appointed, is a member of senior management, or who was serving as a member of the Board of Directors of another company at the time of its acquisition by Valley;

•
A director is eligible for reelection if the director has not attained age 76 before the time of the annual meeting of the Company’s shareholders. However, the Board in its discretion may extend this age limit for not more than one year at a time for any director, if the Board determines that the director’s service for an additional year will sufficiently benefit the Company;

•	Each Board member must demonstrate that he or she is able to contribute effectively regardless of age;

•	Each Board member must be a U.S. citizen and comply with all qualifications set forth in 12 USC §72;

•	A majority of the Board members must maintain their principal residences in the states in which the Bank has branch offices or within 100 miles from the Bank's principal office;

•
Each Board member must own a minimum of 20,000 shares of our common stock of which 5,000 shares must be in his or her own name (or jointly with the director’s spouse) and none of these 20,000 shares may be pledged or hypothecated;

•
Unless there are mitigating circumstances (such as medical or family emergencies), any Board member who attends less than 85% of the Board and assigned committee meetings for two consecutive years will not be nominated for re-election;

•	Each Board member must prepare for meetings by reading information provided prior to the meeting. Each Board member should participate in meetings,

21	2020 Proxy Statement

for example, by asking questions and by inquiring about policies, procedures or practices of Valley;

•	Each Board member is expected to be above reproach in their personal and professional lives and their financial dealings with Valley, the Bank and the community;

•
If a Board member (a) has his or her integrity challenged by a governmental agency (indictment or conviction), (b) files for personal or business bankruptcy, (c) materially violates Valley’s Code of Conduct and Ethics, or (d) has a loan made to or guaranteed by the director classified as doubtful, the Board member shall resign upon the request of the Board. If a loan made to a director or guaranteed by a director is classified as substandard and not repaid within six months, the Board may ask the director to resign;

•
No Board member may serve on the board of any other bank or financial institution or on more than two boards of other public companies while a member of Valley’s Board without the approval of Valley’s Board of Directors;

•	Board members should understand basic financial principles and represent a variety of areas of expertise and diversity in personal and professional backgrounds and experiences;

•	Each Board member should be an advocate for the Bank within the community; and

•	To the extent it is convenient, it is expected that the Bank will be utilized by the Board member for his or her personal and business affiliations.
Shareholder Recommendations for Director Candidates. The Nominating and Corporate Governance Committee has adopted a policy regarding director candidates recommended by shareholders. The Nominating and Corporate Governance Committee will consider nominations recommended by shareholders. In order for a shareholder to recommend a nomination, the shareholder must provide the recommendation along with the additional information and supporting materials to our Corporate Secretary no earlier than 180 days and no later than 150 days prior to the anniversary of the date of the preceding year’s mailing of the proxy statement for the annual meeting. The shareholder wishing to propose a candidate for consideration by the Nominating and Corporate Governance Committee must own at least 1% of Valley’s outstanding common stock. In addition, the Nominating and Corporate Governance Committee has the right to require any additional background or other information from any director candidate or the recommending shareholder as it may deem appropriate. For Valley’s annual meeting in 2021, we must receive this notice on or after September 10, 2020, and on or before October 10, 2020.
The following factors, are considered by the Nominating and Corporate Governance Committee director candidates to the Board:

•	Appropriate mix of educational background, professional background and business experience to make a significant contribution to the overall composition of the Board;

•	Whether the candidate would be considered a financial expert or financially literate as described in SEC and NASDAQ rules;

•	Whether the candidate would be considered independent under NASDAQ rules;

•	Demonstrated character and reputation, both personal and professional, consistent with that required for a bank director;

•	Willingness to apply sound and independent business judgment;

•	Ability to work productively with the other members of the Board;

•	Availability for the substantial duties and responsibilities of a Valley director; and

•	Meets the additional criteria set forth above and in Valley’s Corporate Governance Guidelines.
Diversity is one of the factors that the Nominating and Corporate Governance Committee considers in identifying nominees for director. The Nominating and Corporate Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees.
AVAILABILITY OF CODE OF CONDUCT AND ETHICS AND CORPORATE GOVERNANCE GUIDELINES
We have adopted a Code of Conduct and Ethics which applies to our chief executive officer, principal financial officer, principal accounting officer and to all of our other directors, officers and employees. The Code of Conduct and Ethics is available and can be viewed on our website at www.valley.com/charters. The Code of Conduct and Ethics is also available in print to any shareholder who requests it. We will disclose any substantive amendments to or waiver from provisions of the Code of Conduct and Ethics made with respect to the chief executive officer, principal financial officer or principal accounting officer or any other executive officer or a director on that website.
We have also adopted Corporate Governance Guidelines, which are intended to provide guidelines for the governance

2020 Proxy Statement	22

by the Board and its committees. The Corporate Governance Guidelines are available on our website at www.valley.com/charters. The Corporate Governance Guidelines are also available in print to any shareholder who requests them.

23	2020 Proxy Statement

DIRECTOR COMPENSATION
COMPENSATION OF DIRECTORS
The total 2019 compensation of our non-employee directors is shown in the following table. Each of these compensation components is described in detail below.
2019 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (2)	Stock Awards (3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total
Andrew B. Abramson (1)	$164,250	$60,000	$40,631	$1,906	$266,787
Peter J. Baum	115,375	60,000	4,243	1,906	181,524
Eric P. Edelstein (1)	129,750	60,000	18,315	1,906	209,971
Graham O. Jones	90,500	60,000	24,044	1,906	176,450
Michael L. LaRusso	106,438	60,000	13,637	1,906	181,981
Marc J. Lenner (1)	113,625	60,000	13,035	1,906	188,566
Gerald H. Lipkin	182,000	60,000	0	1,906	243,906
Kevin J. Lynch	4,500	0	0	—	4,500
Suresh L. Sani (1)	122,250	60,000	13,075	1,906	197,231
Lisa J. Schultz	98,417	60,000	0	1,906	160,323
Jennifer W. Steans	108,625	60,000	0	1,906	170,531
Jeffrey S. Wilks	126,125	60,000	4,340	1,906	192,371
____________

(1)	Lead Director or Bancorp Committee Chairman (see Committees of the Board on page 14 in this Proxy Statement).
(2)
Includes annual retainer, meeting fees and committee fees and fees for serving as Lead Director and chairing Board committees earned and paid for 2019. For Mr. Lipkin it includes the last installment of his 2018-2019 consulting fees. See below "Director Compensation for Mr. Lipkin Until His Retirement on December 31, 2019".

(3)
Valley National Bancorp's 2016 Long-Term Stock Incentive Plan (the “2016 Plan”) provides for non-employee directors to be eligible recipients of limited equity awards. Commencing with Valley's 2019 annual meeting, each non-employee director received a $60,000 restricted stock unit award (“RSUs”) as part of their annual retainer, granted on the date of the annual shareholders’ meeting. The number of RSUs was determined using the closing market price on the date prior to grant and vest on the earlier of the next annual shareholders’ meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, but not resignation from the Board.

(4)
Represents the change in the present value of pension benefits year to year under the Directors Retirement Plan for 2019 considering the age of each director, a present value factor, an interest discount factor and time remaining until retirement. As disclosed below, the Board of Directors pension plan was frozen for purposes of benefit accrual in 2013. The increase in the present value of the accumulated benefits as of December 31, 2019 is attributable to the decrease in the discount rate from 4.30% to 3.30%.

(5)
This column reflects the deferred cash dividends earned in 2019 on the restricted stock that is part of the director's annual retainer, granted on the date of the annual shareholders’ meeting and includes perquisites.

2020 Proxy Statement	24

ANNUAL BOARD RETAINER
Non-employee directors received an annual cash retainer of $50,000 per year, paid quarterly, plus an equity award of $60,000.
BOARD MEETING FEES
Non-employee directors also receive a Board meeting fee of $2,000 for each meeting of the Bank and Bancorp combined attended in person, by video conference or conference call. Attendance fees are paid only for one telephonic attendance a year. Non-management directors are paid $750 for each strategic planning meeting which they attend. This year the Board had two strategic planning meetings, each of which stretched over two days for which a director received $1,500 in total.

BOARD COMMITTEE FEES AND COMMITTEE CHAIRMEN RETAINER

The Chairman of the Audit Committee receives an annual retainer of $20,000. The Chairman of the Compensation and Human Resources Committee receives an annual retainer of $20,000. The Chairman of the Nominating and Corporate Governance Committee receives an annual retainer of $12,500. The Lead Director receives an annual retainer of $50,000. These retainers are to recognize the extensive time that is devoted to serve as Committee Chairman or Lead Director and to attend to committee matters, including meetings with management, auditors, attorneys and consultants and preparing committee agendas.

All non-management directors are paid for attending each committee meeting of which they are a member as follows: $1,500 for Audit, $1,500 for Compensation and Human Resources, and $1,500 for Nominating and Corporate Governance.

The Company and the Bank also have a number of committees in addition to Audit, Compensation and Nominating. These additional committees generally deal with oversight of various operating matters. Valley’s Risk Committee Chairman receives a $20,000 retainer. All other committee chairmen receive a retainer of $12,500, with the exception of the Pension Committee Chairman who receives $6,250. There is an attendance fee of $1,500 for each committee meeting, except for the Trust Committee for which the fee is $750.

DIRECTOR EQUITY AWARDS

Our 2016 Long-Term Stock Incentive Plan (the “2016 Plan”) provides for our non-employee directors to be eligible recipients of equity awards limited to not more than $300,000 annually per director. The 2016 Plan was approved by our shareholders.

After our 2019 Annual Meeting of Shareholders, each non-management director received a $60,000 restricted stock unit award (“RSU”) as part of their annual retainer. The RSUs were granted on the date of the Annual Shareholders meeting, with the number of RSUs determined using the closing market price on the date prior to grant. The RSUs vest on the earlier of the next Annual Meeting of Shareholders meeting or the first anniversary of the grant date, with acceleration upon a change in control, death or disability, retirement (age 65 with 5 years of service) but not resignation from the board.

DIRECTORS RETIREMENT PLAN

We maintain a retirement plan for non-employee directors which was frozen to new participants and for additional benefit accruals in 2013. The plan provides 10 years of annual benefits to participating directors with five or more years of service. The benefits commence after a director has retired from the Board and reached age 65. The annual benefit is equal to the director’s years of service through December 31, 2013, multiplied by 5%, multiplied by the final annual retainer paid to directors as of December 31, 2013 ($40,000). In the event of the death of the director prior to receipt of all benefits, the payments continue to the director’s beneficiary or estate. As a result of amendments to the plan adopted in 2013, participants no longer accrue further benefits.

DIRECTOR COMPENSATION FOR MR. LIPKIN UNTIL HIS RETIREMENT ON DECEMBER 31, 2019

In connection with the announcement in November 2017 of the CEO succession from Mr. Lipkin to Mr. Robbins, the Board determined that Mr. Lipkin should continue to serve as chairman until the 2019 Annual Meeting of Shareholders and, as a director, and that he also should be available to assist and consult with the new CEO and other senior staff at the CEO’s request. For his availability to assist and consult, Mr. Lipkin was paid $350,000 in quarterly installments commencing in April 2018 continuing through the 2019 Annual Meeting of Shareholders. The compensation arrangement ended at the 2019 Annual Meeting of Shareholders.

25	2020 Proxy Statement

STOCK OWNERSHIP OF MANAGEMENT
AND PRINCIPAL SHAREHOLDERS
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS.  The following table contains information about the beneficial ownership of our common stock at February 1, 2020 by each director and by each of our Named Executive Officers ("NEOs") named in this proxy statement, and by directors and all executive officers as a group.  The information is obtained partly from each director and by each NEO and partly from Valley.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percent of Class (2)
Directors and Named Executive Officers:
Andrew B. Abramson	265,330	(3)	0.07%
Robert J. Bardusch	12,343		—
Peter J. Baum	52,755	(4)	0.01
Eric P. Edelstein	37,443		0.01
Michael D. Hagedorn	—		—
Thomas A. Iadanza	87,986		0.02
Ronald H. Janis	45,189	(5)	0.01
Graham O. Jones	896,722	(6)	0.22
Marc J. Lenner	232,070	(7)	0.06
Kevin J. Lynch	2,588,199	(8)	0.64
Peter Maio	20,000	(9)	—
Ira Robbins	130,694	(10)	0.03
Suresh L. Sani	67,406	(11)	0.02
Lisa J. Schultz	20,000		—
Jennifer W. Steans	4,074,964	(12)	1.01
Jeffrey S. Wilks	429,563	(13)	0.11
Directors and Executive Officers as a group (20 persons)	9,043,753	(14)	2.24
____________

(1)
Beneficially owned shares include shares over which the named person exercises either sole or shared voting power or sole or shared investment power. It also includes shares owned (i) by a spouse, minor children or by relatives sharing the same home, (ii) by entities owned or controlled by the named person, and (iii) by the named person if he or she has the right to acquire such shares within 60 days by the exercise of any right or option. Unless otherwise noted, all shares are owned of record and beneficially by the named person. The total includes unvested restricted stock but not unvested restricted stock units.

(2)
For purposes of calculating these percentages, there were 403,248,157 shares of our common stock outstanding as of February 1, 2020. For purposes of calculating each individual’s percentage of the class owned, the number of shares underlying stock options held by that individual are also taken into account to the extent such options were exercisable within 60 days.*

(3)
This total includes 15,832 shares held by Mr. Abramson’s wife, 13,576 shares held by his wife in trust for his children, 9 shares held by a family trust of which Mr. Abramson is a trustee, 40,157 shares held by a family foundation, 10,401 shares held in a self-directed IRA, and 2,636 shares in a self-directed IRA held by his wife. Mr. Abramson disclaims beneficial ownership of shares held by his wife and shares held for his children.

(4)	This total includes 6,150 shares held by a trust for the benefit of Mr. Baum’s children of which Mr. Baum is the trustee.

(5)	This total includes 10,205 shares held by Mr. Janis' wife.

(6)	This total includes 7,124 shares owned by trusts for the benefit of Mr. Jones’ children of which his wife is co-trustee.

(7)
This total includes 23,217 shares held in a retirement pension, 638 shares held by Mr. Lenner’s wife, 32,722 shares held by his children, 122,150 shares held by a trust of which Mr. Lenner is 50% trustee (Mr. Lenner is an indirect beneficiary of only 25% of the trust and disclaims any pecuniary interest in the ownership of the other portion of the trust), and 20,687 shares held by a charitable foundation.

(8)	This total includes 1,257,484 shares held jointly with Mr. Lynch's wife and 1,330,715* shares purchasable pursuant to stock options exercisable within 60 days.

(9)	Mr. Maio purchased 20,000 shares shortly after his election to the Board on January 28, 2020.

(10)	This total includes 2,000 shares held by Mr. Robbins' wife and 321 shares held in trusts for the benefit of Mr. Robbins' nieces.

(11)	This total includes 5,705 shares held in Mr. Sani’s Keogh Plan, 5,705 shares held in trusts for the benefit of his children, 44,390 shares held in pension trusts of which Mr. Sani is co-trustee.

(12)
This total includes 729,700 shares held by Ms. Steans' spouse, 211,468 shares held by her spouse in a trust, 868,890 shares held in a family trust of which Ms. Steans is a trustee, 906,374 shares held by a partnership of which Ms. Steans is one of three partners and shares held in custody for her child. Ms. Steans has 24,967 shares in her own name. The remaining 4,049,997 shares are pledged as security for loans.

(13)
This total includes 74,026 shares held by Mr. Wilks’ wife, 10,058 shares held by his wife in trust for one of their children, 2,747 shares held jointly with his wife for a family foundation, 20,346 shares as trustee for the benefit of their children, 12,187 shares as trustee for the benefit of his wife, 266,804 shares held in estate created trusts for which Mr. Wilks and his wife are trustees and under which Mr. Wilks' wife is a beneficiary. Mr. Wilks disclaims beneficial ownership of shares held by the estate created trusts.

(14)
This total includes 83,089 shares owned by 4 executive officers who are not directors or named executive officers. The total does not include shares held by the Bank’s trust department in fiduciary capacity for third parties.

__________

OUR HEDGING POLICY. We adopted a policy that prohibits hedging of Valley equity securities for directors, executives and officers with the title of First Senior Vice President or above. While there is no prohibition against employees who do not hold the title of First Senior Vice President or above hedging equity securities, these employees are not eligible for annual stock awards and are prohibited from trading Valley securities while in possession

2020 Proxy Statement	26

of material non-public information. The anti-hedging policies are set forth in full below.
Short Sales. Directors and officers at the level of First Senior Vice President and above may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery).
Publicly Traded Options. Directors and officers at the level of First Senior Vice President and above may not engage in transactions in publicly traded options in the Company’s securities, such as puts, calls and other derivative securities, on an exchange or in any other organized market. Directors and officers at the level of First Senior Vice President and above also may not engage in such transactions privately (excluding Company granted stock options or phantom stock options).
Hedging Transactions. Directors and officers at the level of First Senior Vice President and above are prohibited from entering into hedging transactions or similar arrangements involving Company securities, such as equity swaps, collars, exchange funds and forward sale contracts. These hedging transactions allow an owner of securities to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock.

OUR PLEDGING POLICY. Directors and executive officers are prohibited from purchasing Company securities on margin, borrowing against Company securities held in a margin account, or pledging Company securities as collateral for a loan. If executive officers have Company stock pledged when they join the Company, they are required to report this to the Company's Chief Financial Officer and are required to unwind the pledging as promptly as possible but in any event within three years. If directors have Company stock pledged when they join the board, the director is required to report this to the Company's Chief Financial Officer and should unwind the pledging as promptly as possible but in any event within three years. For directors only, the Nominating and Corporate Governance Committee upon request may exempt some or all of the pledged shares from this requirement in its discretion. The prohibition on pledging securities applies to directors, executive officers, their spouses, children who share such person's home and trusts if the director or executive officer is the trustee and sole beneficiary.
In January 2020, at the request of Ms. Steans, the Nominating and Corporate Governance Committee allowed her to continue pledging the shares she owned which were pledged at the time she became a director. The Committee considered the fact that she and her husband owned shares which were pledged while she was the Chair of USAmeriBancorp, Inc. which merged with Valley in 2018. Pursuant to the terms of the merger, shares were converted to Valley shares. When

Ms. Steans became a director of our Company she owned 20,000 shares in her own name which were not and currently are not, pledged. Shares Ms. Steans or her husband acquire after she became a director of Valley may not be pledged.
No executive officers have pledged any shares covered by the Policy. Except for Ms. Steans, directors do not have any shares pledged covered by the Policy.

PRINCIPAL SHAREHOLDERS.  The following table contains information about the beneficial ownership at December 31, 2019 by persons or groups that beneficially own 5% or more of our common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class(1)
BlackRock, Inc.(2) 55 East 52nd Street, New York, NY 10055	54,442,458	13.50%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, Texas, 78746	22,485,997	5.58%
The Vanguard Group(4) 100 Vanguard Blvd., Malvern, PA 19355	37,268,004	9.24%
____________

(1)	For purposes of calculating these percentages, there were 403,248,157 shares of our common stock outstanding as of February 1, 2020.

(2)
Based on a Schedule 13G/A Information Statement filed February 3, 2020 by BlackRock, Inc. The Schedule 13G/A discloses that BlackRock has sole voting power as to 53,520,893 shares and sole dispositive power as to 54,442,458 shares, and 0 shares as to shared voting power and shared dispositive power.

(3)
Based on a Schedule 13G Information Statement filed February 12, 2020 by Dimensional Fund Advisors LP. The Schedule 13G discloses that Dimensional Fund Advisors LP has 22,020,046 shares as to sole voting power and 22,485,997 shares as to sole dispositive power, 0 shares as to shared voting and shared dispositive powers.

(4)
Based on a Schedule 13G/A Information Statement filed February 10, 2020 by The Vanguard Group. The Schedule 13G/A discloses that The Vanguard Group has sole voting power as to 373,904 shares, shared voting power as to 54,717 shares, sole dispositive power as to 36,889,148 shares, and shared dispositive power as to 378,856 shares.

27	2020 Proxy Statement

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")
Summary of our Compensation Program
We believe that Valley’s executive compensation should be structured to balance the expectations of our shareholders, our regulators and our executives. We have adopted a compensation philosophy that seeks to achieve this balance by taking into consideration the following factors:

Pay is substantially aligned with performance and will be further aligned with performance 2020: We assess our performance and strive to hold our NEOs, and in particular our CEO, Ira Robbins, accountable. In 2019, we successfully achieved many of the quantitative and qualitative goals that were set by the board and Mr. Robbins, including increased earnings and a lower efficiency ratio and the acquisition of Oritani Financial Corp. which, among other accomplishments, allowed us to increase our capital ratios. As explained below, we also have set the framework for our non-equity compensation for 2020 to be 50% based upon Company financial goals and 25% to be based upon the accomplishment of other Company strategic goals (the other 25% to be based on key individual performance goals).

We benchmark our compensation package against our peer group: We inform our compensation decisions by measuring our practices against bank holding companies that are similar in size and complexity to Valley. In particular, our performance based restricted stock unit awards vest in substantial part based on how the total return from our shares performed against a leading bank stock index.

Balanced compensation structure: We employ a mixture of short-term and long-term financial rewards to our executives. The following table summarizes the key components of our compensation program for our NEOs and the purpose of each component:

Component		Key features		Purpose
Salary	è	Certain cash payment based on position, responsibilities and experience.	è	Offers a stable source of income.
Non-Equity Incentive Awards	è	Annual cash awards which are tied to achievement of both company and individual goals.	è	Intended to motivate and reward executives for achievements of short-term (one year) company and individual goals.
Time Vested Equity Awards	è	Equity incentives earned based on performance and vested over time.	è	Intended to create alignment with shareholders and promote retention.
Performance Equity Awards	è	Equity incentives earned based upon performance and vested based on meeting performance targets.	è	Intended to focus on achievement of company performance objectives, relative TSR and growth in tangible book value (as defined below).

Valley's 2019 Performance

The Company's 2019 financial performance is summarized below:

•	Net income was $297 million, or $0.87 per diluted common share, compared to 2018 earnings of $249 million, or $0.75 per diluted common share;

•
Loans increased $4.7 million, or 18.8 percent, to approximately $29.7 billion at December 31, 2019 from December 31, 2018, inclusive of loans acquired as a result of the Oritani Financial Corp. acquisition;

•	Net interest income on a tax equivalent basis of $903 million for 2019 increased $40 million as compared to 2018;

•	Our net interest margin on a tax equivalent basis decreased 16 basis points to 2.95 percent for 2019 as compared to 3.11 percent for 2018;

•
Our return on average assets and our return on tangible common equity increased to 0.98 percent and 13.1 percent, respectively, in 2019 from 0.86 percent and 12.2 percent, respectively, in 2018 - both metrics placed us in the top [ ]% of our peers;

•	Our total shareholder return was in the 91st percentile of our peers and;

•	Net loans charge-offs totaled $[ ] million for 2019, as compared to $[ ] million for 2018. Non-accrual loans represented [ ] percent of total loans at December 31, 2019

Strategic Plan

In 2019, we focused on four areas that we believe will drive Company performance and allow us to meet our financial objectives. In addition to well-defined Company financial goals, each of our executive officers was asked to

2020 Proxy Statement	28

focus on each of these four areas, and their performance was the basis for the compensation decisions discussed below.

•
Employee Empowerment. We focus on evolving our organizational structure and enabling a purpose driven culture in order to increase our competitiveness in our industry. We believe that this focus will drive talent and allow us to recruit and retain the current and future leaders of our organization. We are embracing an enterprise wide diversity and inclusion plan that will enhance our workforce. Although we have made strides through programs and initiatives throughout our workforce, management acknowledges more work is necessary. Diversity and inclusion will be a strong focus for the Company in 2020.

•
Relevance. We strive to invest in technologies that we believe will increase our relevance in the marketplace. These include investments in “fintech” and the creation of a digital bank. We have developed a “technology roadmap” to execute on strategic reprioritization. These technologies include not only customer facing technologies but also technologies designed to streamline our back office operations. In 2019 we were able to execute on many of our key projects but other secondary projects were not on schedule. We plan to devote even greater resources to this area in 2020.

•
Customer Journey. Our focus is on building a customer experience that demonstrates our commitment to providing the services, products and banking methods required by our customers. We have introduced new and improved products designed to improve and streamline the customer experience, including our branch transformation process, data analytics and cloud based customer products. We continue to strive to set aggressive goals to close loans and simplify the account opening process. We are continuing to work on adapting the customer experience in today's ever evolving marketplace.

•
Community. We have created an enterprise wide corporate social responsibility platform that encompasses the communities in which we serve, our Community Reinvestment Act (“CRA”) responsibilities and our employees. We are proud that in our most recent regulatory examination, we were given an “Outstanding” rating under the CRA, a designation received by less than 10% of financial institutions in 2019. We have also worked hard to expand our strategic partnerships with socially conscious organizations and have encouraged our executive officers to participate on non-profit boards.

Our Compensation Process
Our Compensation and Human Resources Committee sets the compensation of our CEO and all our NEOs, as well as all executive officers. We met [7] times during 2019 and early 2020 to discuss NEO compensation for 2019. At Committee meetings, the Committee holds in-depth executive sessions at which our independent compensation consultant is present and provides advice.
The Committee has the authority to directly retain the services of independent compensation consultants and other experts to assist in fulfilling its responsibilities. The Committee engaged the services of FW Cook, a national executive compensation consulting firm, to review and provide recommendations concerning all the components of the Company’s executive compensation program. FW Cook performs services solely on behalf of the Committee and has no relationship with the Company or management except as it may relate to performing such services. FW Cook assists the Committee in defining Valley’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. FW Cook also assists the Committee with all aspects of the design of our executive and director compensation programs. The Committee assessed the independence of FW Cook and concluded that no conflict of interest exists that prevents FW Cook from independently representing the Committee.
Mr. Robbins, our CEO, and other NEOs attended portions of the meetings. Mr. Robbins presented and discussed with the Committee his recommendations for compensation for the NEOs and the executive team without the other NEOs present. Mr. Robbins neither made a recommendation to the Committee about his own compensation nor was he present when his compensation was discussed or set by the Committee. The Committee also sought input from external counsel. The Committee sets executive compensation with only Committee members, consultants, and external counsel present after presentations by the CEO.

The Committee uses a balanced approach in making compensation-related decisions. The important factors the Committee considered this year include:

•	Management's focus on our earnings enhancement and expense reduction program;

•	Our year over year increase in earnings;

•	Our increase in percentile rank in TSR relative to our peer companies and tangible book value growth;

•	Maintaining Valley’s strong commitment to credit quality;

•	Development of a long term strategic plan which supports Valley’s franchise growth; and

•	Recruiting, developing and engaging talent to deliver on Valley's goals as well as plan for succession.

29	2020 Proxy Statement

During 2019, the Committee approved a significant change to the Company's compensation process beginning in 2020. Under this new program, each executive will be compensated compensated based on his and the Company’s performance against weighted goals. The first goal will be a shared company financial goal with a 50% weight. The second goal will be comprised of several shared company strategic goals with a 25% weight and the third goal will be comprised of individual goals with a 25% weight. The non-equity incentive award will be determined based on achievement against these pre-established goals.

2019 Compensation Design

In determining our NEO's 2019 compensation package, the Committee utilized a combination of base salary, equity awards and non-equity awards as detailed below.

Elements of Compensation

•	Salary. Salaries were determined by an evaluation of individual NEO responsibilities, compensation history, as well as peer comparison.

•
Non-Equity Incentive Awards. We awarded non-equity cash compensation. For each NEO, we set a target award in early 2019 based on a percentage of the executive's base salary. The actual award was determined based on each NEO's performance against a scorecard of metrics established at the time the target award was set.

•	Time Vested Equity Awards. We awarded time vested restricted stock unit awards which vest pro rata on on annual basis over a three-year period.

•
Performance Equity Awards. We awarded performance based awards. Consistent with prior years, awarded granted in 2020 vest based on the Company's adjusted Growth in Tangible Book Value and relative TSR performance against the KBW Index measured over a three-year performance period.

Non-Equity Incentive Awards
The Committee set the following target non-equity incentive awards calculated as a percentage of such executive's base salary as follows:

Title	Percentage
CEO	100% of base salary
Senior Executive Vice Presidents	45% to 50% of base salary

Equity Awards
The following table summarizes the overall design and mix of our annual long-term equity incentives granted in 2020:

Form of Award	Percentage of Total Target Equity Award Value	Purpose	Performance Measured	Earned and Vesting Periods
Time Vested Award	25%	Encourages retention. Fosters shareholder mentality among the executive team.	N/A	Vests on the first, second, and third anniversaries of the grant date.
Growth in Tangible Book Value Performance Award	45%	Encourages retention and ties executive compensation to our operational performance.	Growth in Tangible Book Value (as defined)	Earned and vests after three-year performance period based on Growth in Tangible Book Value.
TSR Performance Award	30%	Encourages retention and ties executive compensation to our long-term market performance.	Relative TSR	Earned and vests after three-year performance period based on TSR against the KBW Index.
The percentage mixes described in the chart above are based on the dollar value of the awards granted. In 2019, all equity awards were in the form of restricted stock units ("RSUs"). The dollar value is translated into a number of units using the closing price of our common stock the day before the effective date of the grant.
Time Vested Awards. 25% of the aggregate dollar value of their target annual equity awards granted in 2020 was in the form of time-based vesting restricted stock unit awards. Once granted, the awards vest based solely on continued service with the Company, with one third vesting on each February 1st thereafter.

Growth in Tangible Book Value Awards. Growth in Tangible Book Value, when used in this CD&A, means year over year growth in tangible book value, plus dividends on common stock declared during the year, excluding other comprehensive income (“OCI”) recorded during the year. The Committee chose Growth in Tangible Book Value over a three-year period because it believes that this metric is a good indicator of the performance and shareholder value creation of a commercial bank. The adjustment for dividends allows the Committee to compare our performance to our peers which pay different amounts of dividends. The exclusion of OCI avoids changes in tangible book value not viewed as related to financial performance. Consistent with the terms of the award agreements for the restricted stock

2020 Proxy Statement	30

units and the 2016 Stock Plan, the Committee has the authority to adjust the calculation of the Growth in Tangible Book Value for certain items that are one time in nature. The Committee uses this authority to avoid either penalizing or rewarding executives for decisions which may adversely or positively affect long term growth of the Company. [For example, when it determined the amounts earned with respect to awards made in January 2017 which vested in January 2020, the Committee adjusted the calculation of the Growth in Tangible Book Value for 2018 and 2019, and determined that a negative adjustment would be made to reflect the unanticipated positive impact arising from the new lower corporate tax rates. Other positive adjustments were made for 2019, including the impact from the acquisitions of USAmeriBancorp, Inc. and Oritani Financial Corp.
45% of the aggregate dollar value of the equity awards granted in 2020 were in the form of performance RSUs to be earned based upon Growth in Tangible Book Value (each, a Growth in Tangible Book Value Performance Award). The Growth in Tangible Book Value Performance Awards are earned based on average annual Growth in Tangible during the years 2020 through 2022. Earned Growth in Tangible Book Value Performance Awards vest on February 1 after the end of the 3-year performance period following Committee certification of performance results. The number of shares that can be earned may range from 0% to 175% of the target, depending on performance (with linear interpolation between performance levels) as follows:

Average Annual Growth in Tangible Book Value 2020-2022	Percentage of Target Shares Earned
Below 10.75%	None
10.75% (Threshold)	50%
12.50% (Target)	100%
15.125% or higher (Maximum)	175%
In 2020, the Committee determined to raise each Threshold, Target and Maximum goals in order to align these goals with the Company's current improves performance. Accordingly, the Threshold was raised to 10.75% from 10.35%, the Target was raised to 12.50% from 12.0%, and the Maximum was raised to 15.125% from 14.75%.
Growth in Tangible Book Value Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.
Growth in Tangible Book Value Payout For 2017-2019 Cycle. The table below shows how the performance based equity awards based on Growth in Tangible Book Value granted in 2017 (for 2016 performance) vested based upon the Company's performance during 2017-2019. The Threshold was 9.5%, the Target was 11% and the Maximum was 12.5%. The 2017 awards vested in January 2020 at above Target performance (143.33% payout)

due to the three-year Growth in Tangible Book Value of 12.30%
Growth in Tangible Book Value

Grant Date	Performance in 2017	Performance in 2018	Performance in 2019	Cumulative Perfor-mance Measured to Year End 2019
1/28/2017	11.63%	11.06%	14.22%	12.3%

Relative TSR Performance Awards. 30% of the aggregate dollar value of the target annual equity awards granted for 2019 was in the form of RSUs to be earned based on the Company’s relative TSR for the 3-year performance period from January 2020 through December 2022 against the KBW Index (a TSR Performance Award). The KBW Index is used as a broad indicator of Valley’s relative market performance. Earned TSR Performance Awards vest at the end of the 3-year performance period and will be settled on February 1 following the end of the three-year performance period. The number of shares that may be earned ranges from 0% to 175% of the target, depending on performance (with linear interpolation between performance levels) as follows:

TSR	Percentage of Target Shares Earned
Below 25th percentile of peer group	None
25th percentile of peer group (Threshold)	50%
50th percentile of peer group (Target)	100%
87.5th percentile of peer group (Maximum)	175%
At its January 2020 meeting, the Committee made the determination to increase the Maximum performance level from the 75th percentile to the 87.5th percentile to further motivate outperformance and the creation of shareholder value, with a corresponding increase to the Maximum payout from 150% to 175% of the target number of shares.
If the Company has a negative TSR on an absolute basis at the end of the three-year performance period, then the maximum number of shares that could be earned, regardless of the Company’s TSR relative to its peer group, would be 100% of target. TSR Performance Awards are settled in common stock with any dividend equivalents accrued during the performance period paid in cash.
TSR Payout For 2017-2019 Cycle. The Company’s cumulative TSR was 10.40% for the three-year period ended December 31, 2019. The percentile rank against Valley’s peer group was 70.47% for that time period. Accordingly, none of the 2017 TSR Performance Awards vested at 140.94% level using linear interpolation between performance levels.

31	2020 Proxy Statement

Scorecard Performance
In determining total compensation for our NEOs the Committee considered Valley's 2019 financial performance against its scorecard, the leadership our NEOs demonstrated as a group in achieving Valley’s goals, and the individual performance of each NEO against their individual scorecard. The following is a summary of how Valley as a whole and each NEO individually, performed against their respective scorecards:
Valley
The chart below provides a brief synopsis of the 2019 scorecard of Valley as a whole.

Goal	Performance Relative to Goal
Financial Targets	Exceeded or met financial targets through: ▪ Increased net income and assets ▪ Solid organic loan growth ▪ Achievement of deposit goals ▪ Substantial Improvement in TSR ranking
Employee Empowerment
Evolved a purpose driven culture through: ▪  Launch of performance acceleration and competencies ▪  Establishment of succession plans for key executives ▪  Recruitment of high caliber lenders, technology, credit and operations ▪  Broadening of development opportunities for managers

Relevance	Increased our relevancy in the marketplace through: ▪ Expansion of Technology roadmap ▪ Implementation of Fintech strategy ▪ Establishment of Digital bank ▪ Improved back office efficiency
Customer Journey	Enhanced customer experience through: ▪ Execution against our Branch transformation strategy ▪ Creation of private banking model ▪ Data analytics and tools ▪ Successful launch of Cloud based products
Community
Created an enterprise wide Corporate social responsibility platform and: ▪  Expanded strategic partnerships with key community groups ▪  Received "Outstanding" CRA rating ▪  Increased active participation of executive officers on non-profit boards

Ira Robbins
The Committee assigned significant weight to the Company’s scorecard above in assessing Mr. Robbins’ performance. Mr. Robbins was viewed as having materially exceeded his individual goals and materially contributed to the successful goals in the Company’s scorecard above. In particular, the Committee considered Mr. Robbins’ leadership and his efforts to fundamentally transform the Company into a more competitive institution and the Committee believed that the Company made strong progress in 2019 toward its long term goals. However, the Committee acknowledges that Valley's transformation is a multi-year journey and achieving individual objectives are only a component of the long-term strategy.

The Committee credited Mr. Robbins for the successful development of the Company strategic plan and his diligence in ensuring that the plan is successfully deployed. The Committee believes that the Company has vastly improved its financial performance under Mr. Robbins’ leadership, in particular the Company’s improved TSR relative to its peers. The Company also successfully completed the acquisition of Oritani Financial Corp. under Mr. Robbins’ leadership. The Company continued to grow tangible book value and maintain high credit quality while implementing many new strategic initiatives.
Michael Hagedorn
Mr. Hagedorn joined the Company as CFO in July 2019. Mr. Hagedorn realigned the reporting structure within the Company's Treasury department to improve both risk assessment and strategic direction. Further Mr. Hagedorn enhanced the Company’s internal financial reporting system and began the process of replacing Valley’s general ledger system.
Alan D. Eskow
Mr. Eskow retired as CFO of the Company in early 2019 and moved to the position of Executive Vice President and Senior Advisor. Mr. Eskow assisted with the transition of the CFO role to Mr. Hagedorn and provided valuable assistance to Mr. Hagedorn throughout his first several months with the Company. In addition, Mr. Eskow has been actively engaged in managing customer relationships and assisting with various other activities at the request of Company management.
Thomas A. Iadanza
The Committee believes that Mr. Iadanza was substantially responsible for the Company’s 9% organic loan growth in 2019 (net of commercial loan sales). His team exceeded or met all of its financial goals including net income, loan origination and growth and non-interest income. Mr. Iadanza strengthened the Company’s lending team through several strategic hires and the creation of a consumer lending customer experience team and the transformation of the Company’s retail organization. Mr. Iadanza’s staff is focused on improving the Company’s customer journey and is developing a concierge structure for its top customers. Mr. Iadanza met all of the Company's CRA goals which helped the Company obtain its "outstanding" CRA rating.
Ronald H. Janis
As General Counsel, Mr. Janis is responsible for oversight of the Company's compliance with federal and state laws and regulations. Mr. Janis and his legal team successfully controlled the Company’s legal budget through lower litigation and transactional expenses. Mr. Janis assisted the Board with corporate governance issues as well as with managing the relationship with the Company’s fintech

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partners. He and his legal team were responsible for legal matters related to the Company’s acquisition of Oritani. Mr. Janis and his team also developed strategies intended to reduce the Company's litigation exposure.
Robert J. Bardusch
Mr. Bardusch was primarily responsible for developing and implementing the Company’s technology roadmap and associated operational enhancements. The Committee believes that Mr. Bardusch’s efforts to develop the roadmap have been outstanding although the implementation of certain initiatives lagged original projections. Mr. Bardusch has overseen the implementation of multiple employee engagement initiatives and enhanced employee mobility and collaboration platforms. He also upgraded the Company's Project Management capabilities and strengthened succession within operations and loan servicing. On the customer side, Mr. Bardusch has overseen the Company’s partnership with fintech companies and developed products utilizing customer facing technologies. Lastly, Mr. Bardusch has assisting the Company’s efforts to transform its branches through workspace and technology enhancements.
Key Compensation Decisions and Actions
Summary
The Committee increased Mr. Robbins’ total direct compensation by $540,000 ($3,550,000 in 2019 vs. $3,010,000 in 2018), or approximately 17.9%, from last year. Mr. Robbins also earned $250,000, or approximately 7.6%, more than his target total direct compensation of $3,300,000. More specifically, the Committee made the following compensation determinations with respect to Mr. Robbins:

•	Increased his non-equity incentive award to $1,000,000 for 2019 from $660,000 in 2018 (or 111% of target in 2019); and

•	Increased his total equity award to $1,650,000 from $1,500,000 for 2018 (or 110% of target in 2019).
The Committee believes that, as President and CEO, Mr. Robbins’ compensation, more than any other NEO, should reflect the overall performance of the Company rather than individual achievements. The Committee believes that the compensation determination that it made reflects the Company’s financial performance in 2019. The meaningful increase in Mr. Robbins’ compensation was due to (i) the Company's performance against its goals as set forth in the scorecard, (ii) the Company's improvement in TSR in 2019, (iii) the positive transformation the Company made in 2019 and continues to make, (iv) the improvement in financial results in 2019 compared to 2018, and (v) the continued ramp up of his compensation to median levels.
Mr. Iandanza earned $1,850,000 in 2019 total direct compensation, consisting of $600,000 in base salary, a

$330,000 non-equity incentive award, and a total equity award of $920,000. The total direct compensation paid for 2019 represents a 7.2% increase from 2018 and an 8.8% increase over target compensation. In particular, Mr. Iadanza’s non-equity award was 110% of target and his equity award was 115% of target. Mr. Iadanza’s compensation reflects his excellent performance against the scorecard, and his key role in increasing the loan and deposit growth of the Company in 2019.
Mr. Hagedorn succeeded Mr. Eskow as CFO in July 2019. He was awarded a base salary of $590,000 and a pro-rated non-equity award of $125,000. His equity award for 2019 was $725,000 and Mr. Hagedorn also received a sign on grant of time vested restricted stock units equal to $300,000.
In 2019, Mr. Eskow announced his retirement as CFO and transition to a Senior Advisor of the Company. Mr. Eskow earned $1,558,750 in direct compensation for 2019, which was a 3.6% increase from 2018 and in line with his 2019 target direct compensation.
Mr. Janis' total direct compensation was $1,446,750, an increase of 1.8% from 2018 and in line with his 2019 target direct compensation.
Mr. Bardusch was awarded $1,457,000 in total direct compensation for 2019 consisting of $475,000 in base salary, a $182,000 non-equity incentive award and a $800,000 equity award that includes a special, one time, grant of $200,000 in restricted stock units which vest at the end of a three year period dependent on the achievement by Mr. Bardusch of certain specified goals related to the Company future operating model. Mr. Bardusch’s total direct compensation represents an increase of 29.5% from 2018 or an 11.7% increase excluding the one-time grant.

Salaries
Mr. Robbins' base salary will increase to $1,000,000 for 2020 from $900,000 in 2019. None of the other NEOs received an increase in base salary in 2020.
Non-Equity Incentive Awards
The non-equity incentive award of $1,000,000 for Mr. Robbins was higher than last year’s award and his target 2019 award by $340,000 and $100,000, respectively. The Committee recognized Mr. Robbins' extraordinary contribution to the Company's success in 2019 by awarding him 111% of his 2019 non-equity award target.
Mr. Iadanza's non-equity award was 110% of his 2019 target, recognizing his accomplishments in driving loan and deposit growth for the Company. Mr. Hagedorn was awarded a pro-rated $125,000 non-equity award and deposit. The other NEOs were each granted non-equity awards in amounts that

33	2020 Proxy Statement

were at 100% of target 2019 awards, with the exception of Mr. Bardusch whose non-equity award was at 85% of target.
The following table shows the non-equity incentive awards for each NEO as well as the amount of the actual awards relative to target awards.
Non-Equity Incentive Awards

NEO	2019 Base Salary	2019 Target Non-Equity Awards Amount	Non-Equity Incentive	2019 Target Non-Equity Awards as % of Base Salary	2019 Non-Equity Incentive Awards as % of Target
Ira Robbins	$900,000	$900,000	$1,000,000	100%	111%
Michael D. Hagedorn*	590,000	N/A	125,000	N/A	N/A
Alan D. Eskow	575,000	258,750	258,750	45	100
Thomas A. Iadanza	600,000	300,000	330,000	50	110
Ronald H. Janis	515,000	231,750	231,750	45	100
Robert J. Bardusch	475,000	213,750	182,000	45	85

* Mr. Hagedorn's non-equity incentive award was pro-rated and based upon a 45% target award in 2019.

Equity Incentive Awards.
The table below shows the total equity awards for each NEO relative to target as well as the amount of the actual awards relative to target awards.

NEO	2019 Target Equity Incentive Awards	Actual Equity Incentive Awards for 2019	2019 Equity Incentive Awards as a % of Target
Ira Robbins	$1,500,000	$1,650,000	110%
Michael D. Hagedorn	725,000	725,000	100
Alan D. Eskow	725,000	725,000	100
Thomas A. Iadanza	800,000	920,000	115
Ronald H. Janis	700,000	700,000	100
Robert J. Bardusch	600,000	800,000	133

The following table shows the time based equity awards in both share amounts and dollar value.

NEO	Time Based Equity Awards	Value at Grant Date
Ira Robbins	38,124	$412,500
Michael D. Hagedorn	16,751	181,250
Alan D. Eskow	16,751	181,250
Thomas A. Iadanza	21,257	230,000
Ronald H. Janis	16,174	175,000
Robert J. Bardusch	13,863	150,000

The following table shows the performance based equity awards issued to our NEOs and the grant date fair value of each award. Of these awards, 60% are subject to vesting based on the attainment of Growth in Tangible Book Value and the remaining 40% are based on relative TSR. Tha table below excludes (i) the $200,000 special grant to Mr. Bardusch (which vests over three years based on this achievement of certain strategic initiatives) and (ii) the $300,000 time based sign-on equity grant to Mr. Hagedorn.

2020 Proxy Statement	34

	Performance Based Equity Awards at Target			Performance Based Equity Awards at Maximum
Named Executive Officer	Based on TSR	Based on Growth in TBV	Total	Based on TSR	Based on Growth in TBV	Total
Ira Robbins	$495,000	$742,500	$1,237,500	$866,250	$1,299,375	$2,165,625
Michael D. Hagedorn	217,500	326,250	543,750	380,625	570,938	951,563
Alan D. Eskow	217,500	326,250	543,750	380,625	570,938	951,563
Thomas A. Iadanza	276,000	414,000	690,000	483,000	724,500	1,207,500
Ronald H. Janis	210,000	315,000	525,000	367,500	551,250	918,750
Robert J. Bardusch	180,000	270,000	450,000	315,000	472,500	787,500
Other Compensation
As of January 1, 2017, we established a deferred compensation plan for our NEOs and other selected executives. The deferral plan is intended to provide a retirement savings program for earnings above the limits of the qualified 401(k) Plan. The deferral plan has a similar employer match to the 401(k) Plan. Under the deferral plan, if for the calendar year the executive contributes the maximum to the 401(k) Plan, he or she may elect to defer up to 5% of his or her salary and bonus above the 401(k) limits and the Company will match the executive’s deferral amount up to the 5% limit. The deferral plan is described in more detail in “2018 Nonqualified Deferred Compensation - Deferral Compensation Plan”.
We also provide perquisites to senior officers. We offer them either a taxable monthly allowance or the use of a company-owned automobile. The automobile facilitates NEO travel between our offices, to business meetings with customers and vendors and to investor presentations. NEOs may use the automobile for personal transportation. Personal use of the automobile results in taxable income to the NEO, and we include this in the amounts of income we report to the NEO and the Internal Revenue Service. Commencing in 2017, the Committee determined that new executives will receive a taxable car stipend, not use of a company owned car, and this may be applied to existing executives as their cars come up for replacement.
We also support and encourage our NEOs to hold a membership in a local country club for which we pay admission costs, dues and other business related expenses. We find that the club membership is an effective means of obtaining business as it allows NEOs to interact with present and prospective customers in a relaxed, informal environment. We require that any personal use of the country club facilities be paid by the NEO. The club membership dues are included as perquisites in our Summary Compensation Table in accordance with SEC guidance.
We also provide severance agreements and change in control agreements to our NEOs. The severance agreements provide benefits to our NEOs in the form of lump sum cash payments if they are terminated by Valley without cause. The terms of these agreements are described more fully in this Proxy

Statement under “Other Potential Post-Employment Payments." The change in control agreements provide for “double trigger” cash payments in the event of a change of control of Valley. These benefits provide the NEOs with income protection in the event employment is terminated without cause following a change in control, support our executive retention goals and encourage their independence and objectivity in considering potential change in control transactions. In connection with Mr. Eskow's retirement as CFO in 2019, the Company and Mr. Eskow mutually agreed to terminate his existing severance agreement as of January 1, 2020. His existing change of control agreement remains in effect.
Effective for 2019 and thereafter, the Committee, based upon a recommendation from FW Cook, adopted a new program for our executive officers, including our NEOs regarding change in control benefits. Under this new program, change in control benefits are as follows:

•	For the CEO, three times the sum of salary plus highest cash bonus in the last three years;

•	For the other NEOs, two times (reduced from three times) the sum of salary plus highest cash bonus in the last three years.
In 2019 Messrs. Iadanza and Janis entered into new agreements to reduce their change in control benefits under the new program. Due to the nature of their existing agreements, the new agreements do not go into effect until January 1, 2023. Mr. Bardusch entered into a new agreement as his benefits were increased under the new program. Mr. Hagedorn entered into an agreement upon his appointment to Senior Executive Vice President and CFO. Mr. Eskow’s existing change in control agreement remains unchanged because his agreement was previously grandfathered.
Also, in connection with the new program, commencing in 2019 all equity awards provide for accelerated vesting only upon a “double trigger”; i.e., a change in control followed by a qualifying termination of employment.
A more detailed explanation of these and other matters are set forth in this Proxy Statement under “2019 Action to

35	2020 Proxy Statement

Reduce Certain Change in Control and Retirement Benefits” on page 45.
Our Peer Group
In setting compensation for our executives, we compared total compensation, each compensation element, and Valley’s financial performance to a peer group. For purposes of determining 2019 compensation, our peer group consisted of 20 bank holding companies, each with assets within a reasonable range above and below Valley’s asset size. [Seven] of these companies are in the NY/NJ/CT metropolitan area or Florida and the thirteen other bank holding companies are located throughout the country and have sizes and business models similar to Valley. The Committee believes that this peer group is an appropriate group for comparison with Valley for two primary reasons:

•	The companies in the peer group are located in our market areas or comparable locations; and

•	The companies in the peer group are, on average, similar in size and complexity to Valley.
Appendix A, on page 63, lists all financial institutions in the peer group. The peer group consists of companies with assets between $9.9 billion and $52.1 billion and market capitalization between $675 million and $6.4 billion. Valley ranked in the 78th and 37th percentile in asset size and market capitalization, respectively, against the peer group. The peer group was unchanged from last year.
The Committee compares the salaries, equity compensation and non-equity incentive compensation we pay to our NEOs with the same compensation elements paid to executives of the peer group companies available from public data. The Committee refers to this peer group information when setting our CEO compensation and that of our other NEOs and generally targets CEO and NEO total compensation at levels that are at the median of our peer group.
Corporate Governance Practices
What we do:

•
Hold Past Termination: If an NEO terminates employment for any reason and such termination results in the acceleration of equity awards, 50% of the shares of common stock underlying those equity awards must be held for a period of 18 months following the date of termination.

•
Clawback: For a period of 6 years after the date of the award, the Committee may (i) cancel unvested equity awards if there is a material restatement of our financial statements, or material misconduct by the executive which harms the Company financially, and (ii) recoup vested equity awards and previously paid cash awards in the event of intentional fraud or intentional misconduct by the executive.

•
Stock Ownership: To better align the interests of our NEOs with those of our common shareholders, we require each NEO to own a minimum number of shares of our common stock. Officers are given a five-year window to meet the requirements from the year of their appointment to the position. The table below shows the minimum holdings required of each NEO. Shares held by spouse and minor children are counted against the requirement, as well as unvested time vesting restricted stock units.

NEO Minimum Stock Ownership Requirements

Title	Minimum Dollar Value of Required Common Stock Ownership
CEO	5 times base salary
Senior EVP	3 times base salary
EVP	2 times base salary
What we don't do:

•	No Excise Tax Gross ups: We do not offer any excise tax gross ups for new executive change in control arrangements.

•
Non Single Trigger Change in Control Payments: We have recently revised our change in control agreements (other than Mr. Eskow's agreement) to specify that in a change in control executive officers are not entitled to severance following a change in control unless he or she is terminated from employment following the change in control.

•
No Hedging or Pledging: We adopted a policy prohibiting executive officers from entering into hedging and pledging transactions involving Valley’s common stock. The Board believes that such transactions, which have the effect of mitigating the risks and rewards of ownership, may result in the interests of management and shareholders of Valley being misaligned.

•
No Excessive Risk Taking: We design our equity compensation plans in a manner that we believe does not encourage or foster excessive risk taking but instead aligns our NEOs financial interests with those of our shareholders.

2019 Say-on-Pay Vote
At the 2019 Annual Meeting of Shareholders, approximately 97% of the votes cast were in favor of the advisory vote to approve executive compensation. We believe that our recent “say-on-pay” results reflect our

2020 Proxy Statement	36

commitment to providing our executives with compensation that is in alignment with our shareholders’ short and long term interests. The results also favorably reflected our continuing outreach program to our large institutional shareholders and the changes that we made to our compensation program as a result of those conversations.
Income Tax Considerations
Section 162(m) of the Internal Revenue Code disallows a tax deduction to a public corporation for compensation over $1,000,000 paid in any fiscal year to a company's chief executive officer, chief financial officer or other named executive officers.
The Compensation Committee expects in the future to authorize compensation in excess of $1,000,000 to named executive officers that will not be deductible under Section 162(m).

37	2020 Proxy Statement

COMPENSATION COMMITTEE REPORT AND CERTIFICATION
The Compensation and Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and those discussions, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Suresh L. Sani, Committee Chairman
Andrew B. Abramson
Eric P. Edelstein
Michael L. LaRusso
Marc J. Lenner
Jennifer W. Steans
EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding our equity compensation plan as of December 31, 2019.

Plan Category	Number of shares to be issued upon exercise of outstanding options and rights*	Weighted average exercise price on out-standing options and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by security holders	5,386,562	$7.52	4,287,585
Equity compensation plans not approved by security holders	—	—	—
Total	5,386,562	$7.52	4,287,585
____________

*
Amount includes 3,453,516 options outstanding with a weighted average exercise price of $7.52 and 1,933,046 performance-based restricted stock units measured at maximum vesting at December 31, 2019.  Amount does not include 1,058,681 outstanding restricted shares and 869,558 outstanding restricted stock units.

2020 Proxy Statement	38

SUMMARY COMPENSATION TABLE
The following table summarizes all compensation in 2019, 2018 and 2017 earned by our chief executive officer, chief financial officer, former chief financial officer and the three most highly paid executive officers (NEOs) for services performed in all capacities for Valley and its subsidiaries.

Name and Principal Position	Year	Salary	Stock Awards(1)	Non-Equity Incentive Plan Compen-sation(2)	Change in Pension Value and Non-Qualified Deferred Compen-sation Earnings(3)	All Other Compen-sation(4)	Total
Ira Robbins	2019	$900,000	[$1,650,000]	$1,000,000	$175,882	$221,493	$3,947,375
President and CEO	2018	850,000	1,468,505	660,000	—	206,414	3,184,919
	2017	750,000	1,250,000	450,000	80,405	142,745	2,673,150
Alan D. Eskow	2019	575,000	[725,000]	258,750	107,135	177,668	1,843,553
Former Senior EVP, CFO and	2018	575,000	685,306	230,000	—	156,210	1,646,516
Corporate Secretary	2017	575,000	675,000	250,000	15,279	156,701	1,671,980
Michael D. Hagedorn	2019	590,000	[725,000]	125,000	—	131,401	1,571,401
Senior EVP, CFO
Thomas A. Iadanza	2019	600,000	[920,000]	330,000	—	107,958	1,957,958
Senior EVP and	2018	600,000	783,198	325,000	—	106,251	1,814,449
Chief Banking Officer
Ronald H. Janis	2019	515,000	[700,000]	231,750	—	66,104	1,512,854
Senior EVP and	2018	515,000	685,306	206,000	—	90,006	1,496,312
General Counsel	2017	500,000	800,000	250,000	—	50,131	1,600,131
Robert J. Bardusch	2019	475,000	[800,000]	182,000	—	48,908	1,505,908
Senior EVP and COO	2018	450,000	538,447	150,000	—	44,170	1,182,617
___________

(1)
Stock awards reported in 2019 reflect the grant date fair value of the restricted stock unit and performance based restricted stock unit awards under Accounting Standards Codification Topic No. 718, Compensation-Stock Compensation ("ASC Topic 718") granted by the Compensation Committee based on 2019 results. The grant date fair value of time based restricted stock unit awards reported in this column for each of our NEOs was as follows: Mr. Robbins, $412,500; Mr. Eskow, $181,250; Mr. Hagedorn, $181,250; Mr. Iadanza, $230,000; Mr. Janis, $175,000 and Mr. Bardusch $150,000. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year. The grant date fair value of performance based restricted stock units reported in this column for each of our NEOs is the target value. Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the three-year performance period. The value on grant date of the performance based restricted stock unit awards based upon performance goal achievement at target and maximum would be as follows:

Name	Target Value at Grant Date FV	Maximum Value at Grant Date
Ira Robbins	$1,237,500	$2,165,634
Alan D. Eskow	543,750	951,565
Michael D. Hagedorn	543,750	951,565
Thomas A. Iadanza	690,000	1,207,501
Ronald H. Janis	525,000	918,747
Robert J. Bardusch	650,000*	987,512*

* includes one-time grant of $200,000 in restricted stock units (see Compensation Discussion and Analysis)

39	2020 Proxy Statement

(2)
For 2019, represents the non-equity incentive award paid in cash in 2020 based on 2019 performance. Non-Equity awards earned for the years ending before 2018 were distributed as follows: 50% of the non-equity award was paid on award and the remaining balance was paid in eight equal quarterly cash installments.

(3)
Represents the change in the present value of pension benefits from year to year, taking into account the age of each NEO, a present value factor, and interest discount factor based on their remaining time until retirement. The increase in the present value of the accumulated benefits as of December 31, 2019 is attributable to the decrease in the discount rate from 4.30% to 3.30%.

(4)
All other compensation includes perquisites and other personal benefits paid in 2019 including automobile, actual dividends paid on nonvested restricted stock and restricted stock units, 401(k) contribution payments, 401(k) SERP contribution payments by Valley (including interest earned) and group term life insurance and club dues (see table below).

Name	Auto(1)	Actual Dividends Paid In 2019(2)	401(k)(3)	DCP(4)	GTL(5)	Club Dues	Other	Total
Ira Robbins	$7,434	$86,006	$14,000	$75,373	$1,710	$26,970	$10,000	$221,493
Alan D. Eskow	6,378	85,274	14,000	32,248	11,124	24436	4,208	177,668
Michael D. Hagedorn	6,000	—	—		401		125,000	131,401
Thomas A. Iadanza	990	36,888	14,000	38,433	7,524	9633	490	107,958
Ronald H. Janis	19,150	2,334	10,894	26,797	5,129		1,800	66,104
Robert J. Bardusch	6,061	3,089	14,000	18,446	1,160		6,152	48,908
___________

(1)	Auto represents the cost to the Company of the portion of personal use of a company-owned vehicle by the NEO and, parking (if applicable), during 2019.
(2)	Dividends paid on non-vested time and performance based restricted stock units in 2019.
(3)
After one year of employment, the Company provides to all full time employees in the plan, including our NEOs, up to 100% of the first 4% of pay contributed and 50% of the next 2% of pay contributed. An employee must save at least 6% to get the full match (5%) under the 401(k) Plan.

(4)
Effective January 1, 2017, Valley established the Valley National Bancorp Deferred Compensation Plan for the benefit of certain eligible employees, see "Deferred Compensation Plan" under the "2018 Nonqualified Deferred Compensation" below. If the NEO utilizes the 401(k) to the maximum, for amounts over the maximum compensation amount allowed under the 401(k), the NEO may elect to defer 5% of the excess and the Company will match that deferral compensation.

(5)	GTL or Group Term Life Insurance represents the taxable amount for over $50,000 of life insurance for benefits equal to two times salary. This benefit is provided to all full time employees.

2020 Proxy Statement	40

GRANTS OF PLAN-BASED AWARDS
The following table represents the potential non-equity incentive awards of the NEOs for 2019 and grants of equity awards to the NEOs in 2020 for 2019 performance made under the 2016 Stock Plan.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (#)(1)			All Other Stock Awards: Number of Shares of Stock (#)(1)	Grant Date Fair Value of Stock Awards(2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
Ira Robbins	2/11/2020		$900,000	$1,800,000	57,186	114,372	200,151		$1,237,500
	2/11/2020							38,124	412,500
Alan D. Eskow	2/11/2020		258,750	517,500	25,127	50,254	87,945		543,750
	2/11/2020							16,751	181,250
Michael D. Hagedorn	2/11/2020		265,500	531,000	25,127	50,254	87,945		543,750
	2/11/2020							16,751	181,250
Thomas A. Iadanza	2/11/2020		300,000	600,000	31,886	63,771	111,599		690,000
	2/11/2020							21,257	230,000
Ronald H. Janis	2/11/2020		231,750	463,500	24,261	48,521	84,912		525,000
	2/11/2020							16,174	175,000
Robert J. Bardusch	2/11/2020		213,750	427,500	30,037	60,074	91,267		650,000
	2/11/2020							13,863	150,000
___________

(1)
The Compensation Committee set targets awards for 2019 as follows: Mr. Robbins as CEO 100% of salary; Messrs. Eskow, Hagedorn, Janis, Bardusch 45% of salary; and Mr. Iadanza 50% of salary. Awards were paid based upon achievement of a scorecard of goals. See "Compensation Discussion and Analysis." The Compensation Committee awarded each NEO the cash amount reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2019. The Compensation Committee also granted each NEO an award of time-based restricted stock units under the 2016 Stock Plan (reported above under “All Other Stock Awards: Number of Shares of Stock”). The Compensation Committee also made grants to the NEOs under the 2016 Stock Plan in the form of performance based restricted stock units (reported above under “Estimated Possible Payouts Under Equity Incentive Plan Awards”). The threshold amounts reported above for the performance based restricted stock unit awards represent the number of shares that would be earned based on achievement of threshold amounts under both the growth in tangible book value and relative TSR performance metrics measured over the cumulative three-year performance period. See our Compensation Discussion and Analysis for information regarding these time-based restricted stock units and performance based restricted stock unit awards.

(2)	See grant date fair value details under footnote (1) of the Summary Compensation Table above.
Restrictions on performance based awards lapse based on achievement of the performance goals set forth in the performance restricted stock unit award agreement. Any shares earned based on achievement of the specific performance goals vest on February 1st following the completion of the three-year performance period. Restrictions on time based restricted stock unit awards lapse at the rate of 33% per year.
Dividends are credited on restricted stock and restricted stock units at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based and performance based restrictions as the underlying restricted stock and units. Upon a “change in control,” as defined in that plan, all restrictions on shares of time based restricted stock will lapse and restrictions on shares of performance based restricted stock units will lapse at target. However, changes were made to grants issued in 2019 to implement "double trigger" vesting. As a result, vesting is no longer automatic upon a change in control. See below "2019 Action to Reduce Certain Change in Control and Retirement Benefits."
The per share grant date fair values under ASC Topic 718 of each share of time based restricted stock unit and performance based restricted stock units (with no market condition vesting requirement) was $10.82 per share awarded on 2/11/2020. Performance based restricted stock units with market condition vesting requirements (i.e., TSR) awarded on 2/11/2020 had a $10.82 per share grant date fair value.

41	2020 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table represents stock option, restricted stock and restricted stock unit awards outstanding for each NEO as of December 31, 2019 (including February 11, 2020 awards which were based on 2019 performance). All awards have been adjusted for stock dividends and stock splits, as applicable.

		Option Awards(1)				Stock Awards(2)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units That Have Not Vested(3)
Ira Robbins	2/11/2020					38,124	$436,520	200,151	$2,291,729
	2/12/2019					35,954	411,673	177,973	2,037,791
	2/1/2018					22,010	252,015	99,642	1,140,901
	1/24/2017					7,381	84,512	66,431	760,635
Total awards		0	0			103,469	$1,184,720	544,197	$6,231,056

Alan D. Eskow	2/11/2020					16,751	$191,799	87,945	$1,006,970
	2/12/2019					16,779	192,120	83,055	950,980
	2/1/2018					11,933	136,633	53,700	614,865
	1/24/2017					6,643	76,062	59,787	684,561
	11/15/2010	21,170	0	$11.91	11/15/2020
Total awards		21,170	0			52,106	$596,614	284,487	$3,257,376
Market value of in-the-money options ($) (3)		0	0

Michael D. Hagedorn	2/11/2020					16,751	$191,799	87,945	$1,006,970
	8/1/2019					26,882	307,799
Total awards		0	0			43,633	$499,598	87,945	$1,006,970

Thomas A. Iadanza	2/11/2020					21,257	$243,393	111,599	$1,277,809
	2/12/2019					19,175	219,554	94,918	1,086,811
	2/1/2018					11,933	136,633	53,700	614,865
	1/24/2017					3,248	37,190	28,565	327,069
Total awards		0	0			55,613	$636,770	288,782	$3,306,554

Ronald H. Janis	2/11/2020					16,174	$185,192	84,912	$972,242
	2/12/2019					16,779	192,120	83,055	950,980
	2/1/2018					10,607	121,450	47,733	546,543
Total awards		0	0			43,560	$498,762	215,700	$2,469,765

Robert J. Bardusch	2/11/2020					13,863	$158,731	91,267	$1,045,007
	2/12/2019					13,183	150,945	65,256	747,181
	2/1/2018					6,365	$72,879	29,832	$341,576
	1/24/2017					1,919	21,973	16,608	190,162
Total awards		0	0			35,330	$404,528	202,963	$2,323,926
____________

(1)	All stock option awards are currently exercisable.
(2)
Restrictions on time based restricted stock and restricted stock unit awards (reported above under “Number of Shares or Units of Stock That Have Not Vested”) lapse at the rate of 33% per year commencing with the first year after of the date of grant.

Restrictions on performance based restricted stock unit awards (reported above under “Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested”) lapse based on achievement of the performance goals set forth in the award agreement. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based or performance based restrictions as the underlying restricted stock unit.

The award amount in the "Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested" column represents the number of shares that may be earned based on maximum performance achievement over the cumulative three-year performance period with respect to both the growth in tangible book value and total shareholder return performance metrics, for the 1/24/2017 award, 2/1/2018 award, 2/12/2019 award and 2/11/2020 award.

(3)	At per share closing market price of $11.45 as of December 31, 2019.

2020 Proxy Statement	42

2019 STOCK VESTED
The following table shows the restricted stock and restricted stock units held by our NEOs that vested in 2019, as well as performance-based awards which vested in early 2020 based on the three-year performance period ended December 31, 2019, and the value realized upon vesting. None of our NEOs exercised any options in 2019.

	Stock Awards
Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)(*)
Ira Robbins	138,165	$1,460,580
Alan D. Eskow	127,685	1,350,526
Michael D. Hagedorn	—	0
Thomas A. Iadanza	60,186	635,730
Ronald H. Janis	5,304	53,623
Robert J. Bardusch	20,904	222,866
____________

*
The value realized on vesting of restricted stock/units represents the aggregate dollar amount realized upon vesting by multiplying the number of shares of restricted stock/units that vested by the fair market value of the underlying shares on the vesting date. Included above is the vesting of the final portion of the performance-based awards granted on 1/24/2017 for Mr. Robbins (63,212 shares), Mr. Eskow (56,891 shares), Mr. Iadanza (27,180 shares), and Mr. Bardusch (15,803 shares). These shares vested based on achievement of the performance goals set forth in the award agreement based on the applicable growth in tangible book value conditions measured over the three-year performance period ending December 31, 2019. Dividends are credited on these awards at the same time and in the same amount as dividends paid to all other common shareholders. Credited dividends are accumulated and paid upon vesting, and are subject to the same time based or performance based restrictions as the underlying restricted stock/units.

2019 PENSION BENEFITS
PENSION PLAN
Valley maintains a non-contributory, defined benefit pension plan (the "Pension Plan") which was frozen effective January 1, 2014. The annual retirement benefit under the Pension Plan generally was (i) 0.85% of the employee’s average final compensation up to the employee’s average social security wage base plus (ii) 1.15% of the employee’s average final compensation in excess of the employee’s average social security wage base up to the annual compensation limit under the law, (iii) multiplied by the years of credited service (up to a maximum of 35 years). An employee’s “average final compensation” is the employee’s highest consecutive five-year average of the employee’s annual salary. Employees hired on or after July 1, 2011, including Mr. Iadanza, Mr. Janis, Mr. Bardusch and Mr. Hagedorn, are not eligible to participate in the Pension Plan. As a result of amendments to the Pension Plan adopted in 2013, participants will not accrue further benefits and their pension benefits will be determined based on their compensation and service up to December 31, 2013.
BENEFIT EQUALIZATION PLAN
Valley maintains a Benefit Equalization Plan ("BEP") which provides retirement benefits in excess of the amounts payable from the Pension Plan for certain highly compensated executive officers, which was frozen effective January 1, 2014. Benefits are generally determined as follows: (i) the benefit calculated under Valley pension plan formula without regard to the limits on recognized compensation and maximum benefits payable from a qualified defined benefit plan, minus (ii) the individual’s pension plan benefit. Mr. Robbins and Mr. Eskow are participants in the BEP. Executives hired on or after July 1, 2011 including Mr. Iadanza, Mr. Janis, Mr. Bardusch and Mr. Hagedorn, are not participants in the BEP. As a result of amendments to the BEP adopted in 2013, participants will not accrue further benefits and their benefits will be determined based on their compensation for service and years of service up to December 31, 2013. Benefits under the BEP will not increase for any pay or service earned after such date except participants may be granted up to three additional years of service if employment is terminated in the event of a change in control. The following table shows each pension plan that the NEO participates in, the number of years of credited service and the present value of accumulated benefits as of December 31, 2019.

Name	Plan Name	# of Years Credited Service	Present Value of Accu-mulated Benefits ($)
Ira Robbins	VNB Pension Plan	16	$513,588
	VNB BEP	16	211,476
Alan D. Eskow	VNB Pension Plan	22	738,958
	VNB BEP	22	1,548,039
Present values of the accumulated benefits under the BEP and Pension Plan were determined as of January 1, 2020 based upon the accrued benefits under each plan as of December 31, 2019 and valued in accordance with the following principal actuarial assumptions: (i) post-retirement mortality in accordance with the Pre-2012 White

43	2020 Proxy Statement

Collar Tables, rolled back to 2006, projected generationally with Scale MP-2019, (ii) interest at an annual effective rate of 3.30% compounded annually, (iii) retirement at the earliest age (subject to a minimum age of 55 and a maximum age equal to the greater of 65 and the participant’s age on January 1, 2020) at which unreduced benefits would be payable assuming continuation of employment and (iv) for the BEP payment is based on an election by the participant and for the Pension Plan it is assumed that 50% of participants will elect a joint and two-thirds survivor annuity and 50% will elect a straight life annuity.
EARLY RETIREMENT BENEFITS
An NEO’s accrued benefits under the Pension Plan and BEP are payable at age 65, the individual’s normal retirement age. If an executive terminates employment after both attainment of age 55 and completion of 10 years of service, he is eligible for early retirement. Upon early retirement, an executive may elect to receive his accrued benefit unreduced at age 65 or, alternatively, to receive a reduced benefit commencing on the first day of any month following termination of employment and prior to age 65. The amount of reduction is 0.5% for each of the first 60 months and 0.25% for each of the next 60 months that benefits commence prior to the executive’s normal retirement date (resulting in a 45% reduction at age 55, the earliest retirement age under the plans). However, there is no reduction for early retirement prior to the normal retirement date if the sum of the executive’s age and years of vested service at the benefit commencement date equals or exceeds 80.
LATE RETIREMENT BENEFITS
Effective December 31, 2013, the BEP was amended to specify the manner in which actuarial increases would be applied to benefits for executives postponing retirement beyond April 1st of the year in which the executive reaches age 70 1/2.
401(k) PLAN
Under the 401(k) Plan, Valley matches the first four percent (4%) of salary contributed by an employee each pay period, and 50% of the next 2% of salary contributed, for a maximum matching contribution of five percent (5%), with an annual limit of $14,000 in 2019.
2019 NONQUALIFIED DEFERRED COMPENSATION
DEFERRED COMPENSATION PLAN
Valley established the Valley National Bancorp Deferred Compensation Plan (the "Plan") for the benefit of certain eligible employees in 2017. The Plan is maintained for the purpose of providing deferred compensation for selected employees participating in the 401(k) Plan whose contributions are limited as a result of the limitations on the amount of compensation which can be taken into account under the 401(k) Plan. Each of our NEOs participates in the Plan.
Participant Deferral Contributions. Each participant in the Plan is permitted to defer, for that calendar year, up to five percent (5%) of the portion of the participant’s salary and cash bonus above the limit in effect for that calendar year under the Company's 401(k) Plan. The Compensation Committee has the authority to change the deferral percentage, but any such change only applies to calendar years beginning after such action is taken by the Compensation Committee. No deferrals may be taken until a participant’s salary and bonus for such calendar year is in excess of the limit in effect under the Company's 401(k) Plan.
Company Matching Contributions. Each calendar year, it is expected the Company will match 100% of a participant’s deferral contributions under the Plan that do not exceed five percent (5%) of the participant’s salary and bonus. A Participant vests in the Company Matching Contribution after two years of participation in the Plan.
Earnings on Deferrals. Participants’ deferral contributions and company matching contributions will be adjusted at the end of each calendar year by an amount equal to the one-month LIBOR average for the applicable calendar year plus 200 basis points, multiplied by the balance in the participant’s notional account at the end of the calendar year. The Compensation Committee may adjust the earnings rate prospectively.
Amount, Form and Time of Payment. The amount payable to the participant will equal the amount credited to the participant’s account as of his or her separation from service with Valley, net of all applicable employment and income tax withholdings. The benefit will be paid to the participant in a single lump sum within thirty days following the earlier of the participant’s separation from service with Valley or the date on which a change in control occurs, and will represent a complete discharge of any obligation under the Plan.

2020 Proxy Statement	44

The following table shows each NEO's deferred compensation plan activity during 2019 and in aggregate:

Name	NEO Contribution in 2019	Valley's Contribution in 2019*	Aggregate Earnings in 2019*	Aggregate Withdrawals/Distributions	Aggregate Balance at 12/31/2019
Ira Robbins	$63,519	$63,519	$11,853	0	$292,614
Alan D. Eskow	26,250	26,250	5,998	0	148,062
Michael D. Hagedorn	0	0	0	0	0
Thomas A. Iadanza	32,250	32,250	6,183	0	152,637
Ronald H. Janis	22,050	22,050	4,747	0	117,190
Robert J. Bardusch	17,010	17,010	1,436	0	35,455
_________
* Included in the Summary Compensation Table above, under "All Other Compensation" for 2019.
OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS
EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS
Valley and the Bank are parties to severance and/or change in control arrangements with Messrs. Robbins, Hagedorn, Eskow, Iadanza, Janis and Bardusch. The following discussion describes the agreements currently in place with each of our named executive officers.
2019 ACTION TO REDUCE CERTAIN CHANGE IN CONTROL AND RETIREMENT BENEFITS
Based upon a recommendation from FW Cook concerning current practices, the Compensation Committee endorsed a new program to bring consistency to change in control agreements for executives of the Company. The impact of the new program was to reduce potential benefits for many of the Company’s executives.
Under the new program, change in control severance benefits for executives will be as follows:

•	Chief Executive Officer (CEO): Three times (3x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Senior Executive Vice Presidents (SEVP): Two times (2x) (i) salary, and (ii) highest cash bonus in the last three (3) years.

•	Executive Vice Presidents (EVP): Two times (2x) salary, plus a pro-rata bonus for year of termination.

•	Under all agreements the executive also receives a lump sum payment equal to the salary multiplier (3x or 2x) multiplied by his or her COBRA premium minus his or her required employee contribution.

•	Internal Revenue Code 280G imposes a 20% excise tax on an individual receiving “excess parachute payments” and disallows a deduction for the company paying excess parachute payments above a base level. To deal with tax issues, the change in control agreements provide for “net best” tax treatment. Under this treatment the executive’s severance benefits are cut back to eliminate any excess parachute payments unless the executive would end up with more after-tax income by paying the 20% excise tax. In the latter case, severance benefits are not cut back but the executive pays the 20% excise tax in addition to all federal and state income taxes.
Previously, severance benefits under change in control agreements were inconsistent based upon title and included a life insurance benefit that has been eliminated.
Under this new program, in 2019 Mr. Robbins, Mr. Iadanza and Mr. Janis entered into agreements to reduce their benefits by replacing existing change in control agreements with new agreements effective January 1, 2023. The delayed effective date for the reduced benefits was caused by the rolling three-year term in the existing agreements.
Mr. Bardusch entered into a change in control agreement with benefits under the new plan for SEVPs, effective January 2019. Mr. Hagedorn was provided with a change in control agreement in 2019 upon his appointment as CFO with the terms for a SEVP.
The change in control agreements contain the same terms as the Company’s prior change in control agreements with the exception of the new program terms described above.
Messrs. Robbins, Iadanza and Janis also have severance agreements.
Mr. Eskow's severance agreement ended in connection with his retirement as CFO. He continues as an employee and senior advisor. Mr. Eskow's existing change in control agreement remains in effect.
As an additional part of the Compensation Committee’s new program, equity awards granted in 2019 and thereafter require a double trigger to vest upon a change in control. Currently, the vesting of equity awards accelerates upon a change in control. Under the new program, there will not be an acceleration of vesting upon a change in control; equity

45	2020 Proxy Statement

awards will accelerate only if within two years after a change in control, the employee dies or there is a qualifying termination. A qualifying termination is (i) a termination without cause or, (ii) or a resignation for good reason under a change in control agreement or the change in control severance plan.
Furthermore, vesting of equity on a qualified retirement was reduced. Starting with awards granted in 2019, upon a qualified retirement, equity awards outstanding less than one year will vest pro rata based upon the number of full months that the award was outstanding divided by twelve. Awards outstanding more than one year will vest in full on retirement. Prior to 2019, awards vested in full on a qualified retirement.
The description of benefits below describes the agreements that were in effect at December 31, 2019, as do the amounts set forth in the tables below.
SEVERANCE AGREEMENT PROVISIONS
The severance agreements of Messrs. Robbins, Iadanza, and Janis, provide, in the event of termination of employment without cause, a lump sum payment equal to twenty four months of base salary as in effect on the date of termination, plus the sum of one times his most recent annual cash bonus and a fraction of his most recent annual cash bonus calculated in the same manner referenced above. No severance payment is made under the severance agreements if the NEO receives severance under a change in control agreement (described below). Under Mr. Janis' severance agreement, his equity awards would also vest as if he retired.
For the purpose of the severance agreements, “cause” means willful and continued failure to perform employment duties after written notice specifying the failure, willful misconduct causing material injury to us that continues after written notice specifying the misconduct, or a criminal conviction (other than a traffic violation), drug abuse or, after a written warning, alcohol abuse or excessive absence for reasons other than illness.
Under the severance agreements with Messrs. Robbins, Iadanza and Janis, we provide these with a lump sum cash payment in place of medical benefits. The payment is 125% of total monthly premium payments under COBRA reduced by the amount of the employee contribution normally made for the health-related benefits the officer was receiving at termination of employment, multiplied by 36. COBRA provides temporary continuation of health coverage at group rates after termination of employment. Under the severance agreements with these officers, we also provide a lump sum life insurance benefit equal to 125% of our share of the premium for three years of coverage, based on the coverage and rates in effect on the date of termination.
Under these agreements, the officer, is required to keep confidential all confidential information that he obtained in the course of his employment with us and is also restricted from competing with us in certain states during the term of his employment with us and for a period after termination of his employment.
CHANGE IN CONTROL ("CIC") AGREEMENT PROVISIONS
Each NEO is a party to a CIC Agreement. For Mr.Bardusch and Mr. Hagedorn, those agreements are described above. With respect to Messrs. Robbins, Eskow, Iadanza and Janis if the officer is terminated without cause or resigns for good reason following a CIC during the contract period (which is defined as the period beginning on the day prior to the CIC and ending on the earlier of (i) the third anniversary of the CIC or (ii) the NEO’s death), the NEO would receive three times the highest annual salary and non-equity incentive received in the three years prior to the CIC. The NEOs would also receive payments for medical and life insurance identical to the benefits described above under “Severance Agreement Provisions.” Certain of the CIC Agreements also provide for a lump sum cash payment upon termination due to death or disability during the contract period equal to, for Mr. Eskow, the highest annual salary paid to him during any calendar year in the three years preceding the CIC, and for Mr. Robbins, Mr. Hagedorn, Mr. Iadanza and Mr. Janis, one-twelfth of this amount.
Payments under the CIC Agreements are triggered by the specified termination events following a “change in control.” The events defined in the agreements as a change in control are:

•
Outsider stock accumulation. We learn, or one of our subsidiaries learns, that a person or business entity has acquired 25% or more of Valley’s common stock, and that person or entity is neither our “affiliate” (meaning someone who is controlled by, or under common control with, Valley) nor one of our employee benefit plans;

•
Outsider tender/exchange offer. The first purchase of our common stock is made under a tender offer or exchange offer by a person or entity that is neither our “affiliate” nor one of our employee benefit plans;

•
Outsider subsidiary stock accumulation. The sale of our common stock to a person or entity that is neither our “affiliate” nor one of our employee benefit plans that results in the person or entity owning more than 50% of the Bank’s common stock;

•
Business combination transaction. We complete a merger or consolidation with another company, or we become another company’s subsidiary (meaning that the other company owns at least 50% of our common stock), unless, after the happening of either event, 60% or more of the directors of the merged company, or of our new parent company, are people

2020 Proxy Statement	46

who were serving as our directors on the day before the first public announcement about the event;

•	Asset sale. We sell or otherwise dispose of all or substantially all of our assets or the Bank’s assets;

•	Dissolution/Liquidation. We adopt a plan of dissolution or liquidation; and

•
Board turnover. We experience a substantial and rapid turnover in the membership of our Board of Directors. This means changes in Board membership occurring within any period of two consecutive years that result in 40% or more of our Board members not being “continuing directors.” A “continuing director” is a Board member who was serving as a director at the beginning of the two-year period, or one who was nominated or elected by the vote of at least 2/3 of the “continuing directors” who were serving at the time of his/her nomination or election.

“Cause” for termination of an NEO’s employment under the CIC Agreements means his willful and continued failure to perform employment duties, willful misconduct in office causing material injury to the Company, a criminal conviction, drug or alcohol abuse or excessive absence. “Good reason” for a NEO’s voluntary termination of employment under the CIC Agreements means any of the following actions by us or our successor:

•	We change the NEO’s employment duties to include duties not in keeping with his position within Valley or the Bank prior to the change in control;

•	We demote the NEO or reduce his authority;

•	We reduce the NEO’s annual base compensation;

•
We terminate the NEO’s participation in any non-equity incentive plan in which the NEO participated before the change in control, or we terminate any employee benefit plan in which the NEO participated before the change in control without providing another plan that confers benefits similar to the terminated plan;

•
We relocate the NEO to a new employment location that is outside of New Jersey or more than 25 miles away from his former location, or in the case of Mr. Janis, outside of 10 miles of his New York office;

•	We fail to get the person or entity who took control of Valley to assume our obligations under the NEO’s CIC Agreement; and

•	We terminate the NEO’s employment before the end of the contract period, without complying with all the provisions in the NEO’s CIC Agreement.

PARACHUTE PAYMENT REIMBURSEMENT
Mr. Eskow is entitled to receive a tax “gross-up” payment in the event that payments to him following a change in control of Valley exceed the limit provided under Section 280G of the Internal Revenue Code.  Since the execution of the change in control agreement of Mr. Eskow, Valley adopted a policy prohibiting tax “gross-up” payments.  The tax “gross-up” payment provision was in effect prior to adoption of such policy and thus remains in effect. Mr. Robbins, Mr. Iadanza, Mr. Janis and Mr. Bardusch are not entitled to receive tax gross-up payments under their agreements. Mr. Robbins, Mr. Hagedorn, Mr. Iadanza, and Mr. Bardusch have a net best provision in their change in control agreements whereby they would be entitled to the greater after-tax benefit of either: (i) their full change in control payments and benefits less any 280G excise tax, the payment of which would be their responsibility, or (ii) their change in control payments and benefits cut back to the amount that would not result in 280G excise tax. Mr. Janis has a cut back provision which would bring his total 280G parachute payments, to the Section 280G limit.
PENSION PLAN PAYMENTS
The present value of the benefits to be paid to each NEO following termination of employment over their estimated lifetimes is set forth in the table below. Mr. Robbins and Mr. Eskow each receive three years additional service under the BEP upon termination without cause or resignation for good reason occurring during their change in control contract period. Present values of the BEP and Pension Plan were determined as of January 1, 2019 based on RP-2014 White Collar Tables projected generationally with Scale MP-2015, and interest at an annual effective rate of 4.30% compounded annually for the pension plan and the BEP.
EQUITY AWARD ACCELERATION
In the event of a termination of employment as a result of death, all restrictions on an NEO’s equity awards will immediately lapse (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the event of a change in control if the NEO within two years thereafter resigns for good reason or is terminated without cause, the equity awards will vest (for performance based restricted stock units, all restrictions will lapse with respect to the target amount of shares). In the case of retirement (as defined), all restrictions will lapse on outstanding time based restricted stock and stock unit awards, and performance based restricted stock unit awards will remain outstanding and vest in accordance with the original vesting schedule based on actual performance. For awards made under the 2016 Long-Term Stock Incentive Plan, a minimum of 50% of any accelerated equity award must be retained by the NEO for a period of 18 months or in some cases 24 months. Upon termination of employment for any other reason (other than termination due to disability which

47	2020 Proxy Statement

may be treated differently), NEOs will forfeit all shares whose restrictions have not lapsed unless otherwise provided.

2020 Proxy Statement	48

SEVERANCE BENEFITS TABLE
The table set forth below illustrates the severance amounts and benefits that would be paid to each of the current NEOs, if he had terminated employment with the Bank on December 31, 2019, the last business day of the most recently completed fiscal year, under each of the following retirement or termination circumstances: (i) death; (ii) retirement or resignation; (iii) dismissal without cause; and (iv) dismissal without cause or resignation for good reason following a change in control of Valley on December 31, 2019. Upon dismissal for cause, the NEOs would receive only their salary through the date of termination and their vested BEP and pension benefits. These payments are considered estimates as of specific dates as they contain some assumptions regarding stock price, life expectancy, salary and non-incentive compensation amounts and income tax rates and laws.

Executive Benefits and Payments Upon Termination	Death	Retirement or Resignation	Dismissal Without Cause (3)	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Ira Robbins
Amounts payable in full on indicated date of termination:
Severance – Salary component
Severance – Non-equity incentive	0	0
Restricted stock awards		0	0
Performance restricted stock unit awards (1)		0	0
Deferred compensation
Welfare benefits lump sum payment		0
Automobile & club dues (2)
“Parachute Penalty” tax gross-up
Sub Total	—	—	—	—
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan
Pension plan
Total	$—	$—	$—	$—
Alan D. Eskow
Amounts payable in full on indicated date of termination:
Severance – Salary component
Severance – Non-equity incentive
Restricted stock awards
Performance restricted stock unit awards (1)
Deferred compensation
Welfare benefits lump sum payment
Automobile & club dues (2)
“Parachute Penalty” tax gross-up
Sub Total	—	—	—	—
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan (3)
Pension plan
Total	$—	$—	$—	$—
Michael D. Hagedorn
Amounts payable in full on indicated date of termination:
Severance – Salary component
Severance – Non-equity incentive
Restricted stock awards
Performance restricted stock unit awards (1)
Deferred compensation
Welfare benefits lump sum payment
Automobile & club dues (2)
“Parachute Penalty” tax gross-up
Sub Total
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan (3)
Pension plan
Total

49	2020 Proxy Statement

Executive Benefits and Payments Upon Termination	Death	Retirement or Resignation	Dismissal Without Cause (3)	Dismissal without Cause or Resignation for Good Reason (Following a Change in Control)
Thomas A. Iadanza
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0
Severance – Non-equity incentive
Restricted stock awards
Performance restricted stock unit awards (1)
Deferred compensation
Welfare benefits lump sum payment
Automobile & club dues (2)
“Parachute Penalty” tax gross-up
Sub Total	—	—	—	—
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan
Pension plan
Total	$—	$—	$—	$—
Ronald H. Janis
Amounts payable in full on indicated date of termination:
Severance – Salary component (4)	$0	$0	$1,030,000	$1,206,597
Severance – Non-equity incentive	0	0	206,000	618,000
Restricted stock awards	141,290	0	0	141,290
Performance restricted stock unit awards (1)	282,579	0	0	282,579
Deferred compensation (5)	34,171	34,171	34,171	68,343
Welfare benefits lump sum payment	48,144	0	48,144	49,625
Automobile & club dues (2)	0	0	0	59,462
“Parachute Penalty” Tax gross-up	N/A	N/A	N/A	N/A
Sub Total	506,184	34,171	1,318,315	2,425,896
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	N/A	N/A	N/A	N/A
Pension plan	N/A	N/A	N/A	N/A
Total	$506,184	$34,171	$1,318,315	$2,425,896
Robert J. Bardusch
Amounts payable in full on indicated date of termination:
Severance – Salary component	$0	$0	$69,231	$450,000
Severance – Non-equity incentive	0	0	0	175,000
Restricted stock awards	118,859	0	0	118,859
Performance restricted stock unit awards (1)	274,925	0	0	274,925
Deferred compensation	N/A	N/A	N/A	N/A
Welfare benefits lump sum payment (6)	0	0	2,629	22,288
Automobile & club dues (2)	0	0	0	10,786
“Parachute Penalty” tax gross-up	N/A	N/A	N/A	N/A
Sub Total	393,784	0	71,860	1,051,858
Present value of annuities commencing on indicated date of termination:
Benefit equalization plan	N/A	N/A	N/A	N/A
Pension plan	N/A	N/A	N/A	N/A
Total	$393,784	$0	$71,860	$1,051,858

____________
N/A	– Not applicable.
(1)
Upon death, dismissal without cause upon a change-in-control, or resignation for good reason upon a change-in-control, unearned performance restricted stock awards immediately vest at the target amount. Upon retirement, performance restricted stock awards continue to vest according to the schedules set forth in their respective award agreements; therefore the same amount is shown in all columns assuming the target amount is earned.

(2)
Automobile and club dues include the present value of the continuation of the personal use of a company-owned vehicle by the NEO and driving services and parking (if applicable), and membership in a country club through the contract period following the change-in-control.

(3)	Upon dismissal for cause, Mr. Eskow would receive BEP benefits.
(4)
Mr. Janis's payments will be "cut back" in the event that his parachute payments exceed his 280G limit. In the table above, the "Severance - Salary Component" has been reduced by $338,403 to reduce Mr. Janis's parachute payments to his 280G limit.

(5)
In case of death, retirement or resignation, or dismissal w/o cause, Mr. Janis would only receive the contributions he made under the company's deferred compensation plan. In the event of a change-in-control, the company contributions would vest immediately.

(6)	In the event of dismissal without cause, Mr. Bardusch would receive benefits assistance for two months.

2020 Proxy Statement	50

CEO PAY RATIO
Under SEC rules, we are required to disclose the pay ratio of our CEO to our median employee. The pay ratio disclosure below is a reasonable estimate calculated in a manner consistent with SEC rules and guidance.
Under SEC rules we may continue to use the same median employee for three years if we reasonably believe no change occurred that would significantly impact the pay ratio. Although there has been no change in our employee population or our employee compensation arrangements that we believe would significantly impact our pay ratio disclosure, a significant change occurred in the circumstances of the median employee we identified in 2017 and continued to use in 2018. As a result, we selected a new median employee whose compensation was substantially similar to the original median employee based on the same compensation measure we used to select the original median employee.
We identified the median employee for 2019 by examining the 2019 total W-2 compensation, including 401(k) deferrals, for all individuals, excluding our CEO, who were employed by us in October 2019. We included all employees, whether employed on a full-time, part-time, temporary or seasonal basis as of that payroll date. We did not make any assumptions, adjustments or estimates with respect to such total W-2 reported compensation. We did not annualize the compensation for any full or part time employees that were not employed by us for all of 2019. We believe the use of total W-2 compensation, including 401(k) deferrals, for all employees is a consistently applied compensation measure that reasonably reflects the annual compensation of employees.
As in 2018, we calculated the annual total compensation for the median employee using the same methodology we used for the CEO, as set forth in the Summary Compensation Table.
The annual total compensation in 2019 for our median employee using this methodology was $56,449.
The annual total compensation in 2019 for our CEO using this methodology is shown in the Summary Compensation Table and was $3,947,375.
The ratio of the annual total compensation of our CEO to the annual total compensation of our median employee in 2019 was 70 to 1.

51	2020 Proxy Statement

ITEM 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Valley’s shareholders are entitled to vote at the Annual Meeting to approve the compensation of our named executive officers, as disclosed in this proxy statement, commonly referred to as a "say-on-pay vote." Pursuant to the Dodd-Frank Act, the shareholder vote on executive compensation is an advisory vote only and is not binding on Valley or the Board of Directors. We currently hold an annual say-on-pay vote.
The Company’s goal for its executive compensation program is to reward executives who provide leadership for and contribute to our financial success. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s shareholders. The Company believes that its executive compensation program satisfies this goal.
The Compensation Discussion and Analysis section of this Proxy Statement describes the Company’s executive compensation program and the decisions made by the Compensation and Human Resources Committee in 2019 and early 2020.
The Company requests shareholder approval of the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and related narrative discussion).
As an advisory vote, this proposal is not binding upon the Board of Directors or the Company. However, the Compensation and Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers. In 2019, approximately 97% of the shares voted on the proposal voted in favor of the Company’s executive compensation program.

RECOMMENDATION ON ITEM 3

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NON-BINDING APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS DETERMINED BY THE COMPENSATION AND HUMAN RESOURCES COMMITTEE AS DISCLOSED PURSUANT TO THE SEC’S COMPENSATION DISCLOSURE RULES (INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND RELATED NARRATIVE DISCUSSION).

2020 Proxy Statement	52

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation and Human Resources Committee are Andrew B. Abramson, Eric P. Edelstein, Michael L. LaRusso, Marc J. Lenner, Suresh L. Sani and Jennifer W. Steans. None of the members of the Compensation and Human Resources Committee, or their affiliates have engaged in transactions or relationships required to be reported under the compensation committee interlock rules promulgated by the Securities and Exchange Commission with respect to members of our Compensation and Human Resources Committee.
CERTAIN TRANSACTIONS WITH MANAGEMENT
POLICY AND PROCEDURES FOR REVIEW, APPROVAL OR RATIFICATION OF RELATED PARTY TRANSACTIONS. Our related party transactions between Valley or any of its subsidiaries and an executive officer, director or an immediate family member and the companies such persons may own or control or have a substantial ownership interest in (collectively "insiders") are governed by our written related party transaction policy. Insiders may use Valley's services or may provide services to Valley. We require our directors and executive officers to complete a questionnaire, annually, to provide information specific to related party transactions. We expect our directors and officers to use the services of Valley National Bank.
With respect to the use of the Bank’s services by insiders, loans to insiders by the Bank are governed by Regulation O. Regulation O requires that such loans: (i) be made on the same or substantially similar terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable loans to third parties, and (ii) not involve more than the normal risk of collectability. Regulation O also requires that such loans be approved by a majority of the directors with the director who is the borrower, or related to the borrower, not present or voting.
With respect to other bank services provided to insiders, those services are provided on the same terms and conditions as provided to third parties, with no Board approval required.
With respect to insiders providing products or services, these transactions are subject to the related party transaction policy.
Under the related party transaction policy, transactions are referred for review and approval to the Nominating and Corporate Governance Committee. If the transaction presents a continuing relationship the activity is reviewed and, if appropriate, approved by the Committee. If the transaction is new, the Committee is charged with reviewing it and approving it if it is believed to be in the best interests of Valley. If a transaction is not approved, the services offered will not be used. If an ongoing transaction fails to be ratified it will, if possible, be cancelled in accordance with any contractual rights. The Audit Committee oversees compliance with the related party transaction policy.
TRANSACTIONS. The Bank has made loans to its directors and executive officers and their associates and, assuming continued compliance with generally applicable credit standards, it expects to continue to make such loans. All of these loans: (i) were made in the ordinary course of business, (ii) were made on the same terms, including interest rates and collateral, as those available to other persons not related to Valley, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features.
During 2019, Valley made payments for services to insider entities with which at least one director is affiliated; except as indicated, the payments were less than 5% of the entity’s gross revenue. Each of the following payments were approved under our related party transaction policy.

•
During 2019, Valley and its borrowers made payments totaling approximately $225,290 for legal services to a law firm in which director Graham O. Jones is the sole equity partner. The fees represented 24% of the firm's gross revenues.

Of the fees paid by Valley and its borrowers to Jones & Jones, $190,780 were for loan review services and approximately $34,510 were for collection proceedings.
With respect to loan closings, Valley sets the fees to be paid by a borrower when Jones & Jones acts as its review counsel in commercial real estate loan transactions which fees are subject to the acceptance by the borrower. In collection actions, the fee must be reasonable. Valley currently utilizes over 100 law firms for loan closings and collection efforts. Jones and Jones’ fees are comparable.

•
In 2001, Valley National Bank purchased $150 million of bank-owned life insurance ("BOLI") from a nationally known life insurance company after a lengthy competitive selection process and substantial negotiations over policy costs and terms. The amount of the premiums and the terms of the policies are substantially the same as those prevailing for comparable policies with other insurance companies and brokers. During 2007, the Bank purchased $75 million of additional BOLI from the same life insurance company. This purchase was also completed after a competitive selection process with other vendors. The son-in-law of Mr. Lipkin is a licensed insurance broker who introduced Valley to the program offered by this nationally recognized life insurance company. Mr. Lipkin’s son-in-law was introduced to an insurance broker for the life insurance company sometime in 2000 or 2001 by a mutual friend. The

53	2020 Proxy Statement

son-in-law introduced the broker to Valley National Bank and provided assistance during the BOLI proposal and selection process. As is customary among brokers who introduce a client to another broker, Mr. Lipkin’s son-in-law receives commissions (with a percentage dollar amount and time period for payment which are each typical for such referral services) for the life of the policy.
In 2019, Mr. Lipkin’s son-in-law received [ ] in insurance commissions relating to the Bank’s BOLI purchases, pursuant to the arrangement he entered into with the insurance broker associated with the insurance company. The aggregate amount of commissions paid to date (from 2001 to 2019) to the son-in-law totaled approximately [ ] and the anticipated aggregate amount of commissions he will receive over the next 15 years is approximately [ ] (the compensation was structured as a declining revenue stream; for example, he would earn approximately [ ] in year 2034).

•
In 2011 Valley acquired State Bancorp, Inc. At the time of acquisition, State Bancorp leased a branch located in Westbury, New York. In connection with the acquisition of State Bancorp, the Boards of State Bancorp and Valley agreed that Mr. Wilks was to be elected to the Board of Valley National Bancorp. In connection with the merger of State Bancorp into Valley, effective January 1, 2012, Valley assumed the lease for the Westbury, New York branch. The lease provides for fixed rental payments of approximately $190,000 per year with no additional rent, such as real estate taxes, insurance and parking lot maintenance. The lease may be terminated at any time by the landlord upon not less than 130 days written notice. The lease payments are made to a limited partnership which Mr. Wilks' spouse benefits from. The limited partnership is part of a much larger entity that Mr. Wilks' wife also benefits from. Valley’s lease payments in 2019 represented less than 1/2 of 1% of the annual gross revenue of the larger organization.

EMPLOYMENT OF IMMEDIATE FAMILY MEMBERS. Valley has always welcomed as new employees qualified relatives of our current employees. Currently, a number of our employees have relatives who also work for Valley. Dianne Grenz is a former executive officer of Valley. Valley employs her daughter, who in 2019 earned $150,204.

DELIQUENT SECTION 16(a) REPORTS
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any beneficial owners of more than 10% of our common stock to file reports relating to their ownership and changes in ownership of our common stock with the SEC by certain deadlines. During 2019, Mitchell L. Crandell filed a late Form 4 due to administrative error (to report a grant of shares).
We believe all our other directors and executive officers complied with their Section 16(a) reporting requirements in 2019.

2020 Proxy Statement	54

ITEM 4
AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF VALLEY NATIONAL BANCORP TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
We are asking our shareholders to approve an amendment to our certificate of incorporation to increase our authorized capital stock. Our Restated Certificate of Incorporation currently authorizes the issuance of 500 million shares of capital stock, consisting of 450 million shares of common stock, no par value, and 50 million shares of preferred stock, no par value.
Our Board of Directors has approved an amendment to our Restated Certificate of Incorporation to increase the number of shares of capital stock that we are authorized to issue to 700 million shares and correspondingly increase our authorized common stock by 200 million shares to 650 million shares, with no increase in authorized preferred shares. Our Board believes the proposed amendment to be advisable and in the best interests of the Company and our shareholders and is accordingly submitting the proposed amendment to be voted on by the shareholders.
The amendment requires shareholder approval to become effective.
At the 2017 annual meeting, shareholders approved an amendment to increase our common stock by approximately 118 million shares. Since that time we have issued over 156 million shares of common stock in acquisitions. With the 2017 acquisition of CNL Bancshares, Inc. we issued approximately 20.6 million common shares, with the 2018 acquisition of USAmeriBancorp, Inc., we issued approximately 64.9 million shares, and with the 2019 acquisition of Oritani Financial Corp, we issued approximately 71.1 million shares.
As of December 31, 2019, of the 450 million shares of currently authorized shares of common stock, 403,278,390 are issued and outstanding and 3,311,497 are reserved for issuance under long-term equity incentive plans. Based on these issued and reserved shares of common stock, we currently have only approximately 43,410,113 shares of common stock remaining available for issuance. Shareholder approval of the proposed amendment will result in 243,410,113 shares of common stock remaining available for issuance in the future.
Shareholder approval of the proposed amendment would result in no increase in shares of authorized preferred stock remaining available for issuance.

Text of the Amendment
Our Board proposes to amend Article V(A) of our Restated Certificate of Incorporation so that it would read in its entirety as follows (with the changes underlined):
“The total authorized capital stock of the Corporation shall be 700,000,000 shares, consisting of 650,000,000 shares of common stock and 50,000,000 shares of preferred stock which may be issued in one or more classes or series. The shares of common stock shall constitute a single class and shall be without nominal or par value. The shares of preferred stock of each class or series shall be without nominal or par value, except that the amendment authorizing the initial issuance of any class or series, adopted by the Board of Directors as provided herein, may provide that shares of any class or series shall have a specified par value per share, in which event all of the shares of such class or series shall have the par value per share so specified.”

Purpose of the Amendment
Our Board is recommending this increase in the number of authorized shares of common stock to have additional shares available for use as our Board deems appropriate or necessary. The amendment gives the Company more flexibility in mergers and acquisitions, capital raising transactions, and other general corporate transactions. If the authorization of an increase in the available capital stock is not approved, there may be delay and expense related to the need to obtain future approval of shareholders for more authorized shares and this delay could impair our ability to address our corporate needs.
We have no immediate plans to issue any capital stock in acquisitions, capital raising, or other corporate transactions. In the ordinary course of business, we issue common stock under our 2016 Long-Term Stock Incentive Plan, approved by our shareholders, to officers, directors, and employees.
Rights of Additional Authorized Shares
Any authorized shares of common stock, if and when issued, would be part of the Company’s existing class of common stock and would have the same rights and privileges as the shares of common stock currently outstanding. Such shares of common stock would not have any preemptive rights.

Potential Adverse Effects
Shareholders do not have preemptive rights and thus shareholders would not have any preferential rights to purchase new shares when issued.

55	2020 Proxy Statement

Future issuances of common stock may have a dilutive effect on the Company’s earnings per share and book value per share and will have a dilutive effect on the voting power of current shareholders.
In addition, the availability of additional shares of common stock for issuance could, under certain circumstances, discourage or make more difficult any efforts to obtain control of the Company. The Board is not aware of any attempt, or contemplated attempt, to acquire control of the Company, nor is this proposal being presented with the intent that it be used to prevent or discourage any acquisition attempt. However, nothing would prevent the Board from taking any such actions that it deems to be consistent with its fiduciary duties.
Effectiveness of Amendment
If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to our Restated Certificate of Incorporation with the New Jersey Department of Treasury, which the Company expects to file promptly after the Annual Meeting.
Vote required
The affirmative vote of a majority of the votes cast by the holders of shares of the Company’s common stock at the meeting is required for the approval of the proposed amendment to our Restated Certificate of Incorporation.

RECOMMENDATION ON ITEM 4

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PROPOSED AMENDMENT TO OUR RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

SHAREHOLDER PROPOSALS
New Jersey corporate law requires that the notice of shareholders’ meeting (for either a regular or special meeting) specify the purpose or purposes of the meeting. Thus, any substantive proposal, including shareholder proposals, must be referred to in our Notice of Annual Meeting of Shareholders in order for the proposal to be considered at a meeting of Valley's shareholders.
An SEC rule requires certain shareholder proposals be included in the notice of meeting. Proposals of shareholders which are eligible under the SEC rule to be included in our 2021 proxy materials must be received by the Corporate Secretary of Valley National Bancorp no later than November 9, 2020. If we change our 2021 annual meeting date to a date more than 30 days from the anniversary of our 2020 annual meeting, then the deadline will be changed to a reasonable time before we begin to print and mail our proxy materials. If we change the date of our 2021 annual meeting by more than 30 days from the anniversary of this annual meeting, we will so state in first quarterly report on Form 10-Q we file with the SEC after the date change, or will notify our shareholders by another reasonable method.
ITEM 5
SHAREHOLDER PROPOSAL
Mr. Kenneth Steiner, 14 Stoner Ave., 2M, Great Neck, NY 11021, the beneficial owner of no less than 300 shares of Common Stock, has advised the Company that he intends to propose a resolution at the 2020 Annual Meeting. Mr. Steiner has appointed John Chevedden of 2215 Nelson Ave., No. 205 Redondo Beach, CA 90278, and/or his designee to act on his behalf in matters relating to the proposed resolution. In accordance with SEC rules, the text of the resolution and supporting statement appear below, printed verbatim from the submission.
For the reasons set forth in the Statement in Opposition immediately following this shareholder proposal, our Board of Directors recommends that you vote AGAINST this proposal.

Proposal 5 - Make Shareholder Right to Call Special Meeting More Accessible
Resolved, Shareowners ask our board to take the steps necessary (unilaterally if possible) to amend our bylaws and each appropriate governing document to give the owners of a combined 10% of our outstanding common stock the power to call a special shareowner meeting (or the closest percentage 10% according to state law).
Special meetings allow shareowners to vote on important matters, such as electing new directors that can arise between annual meetings. In an earlier annual meeting proxy our Directors failed to tell us that currently shareholders have to go to court if 10% of shares want to call a special meeting.
This proposal topic won 70%-support at Edwards Lifesciences and SunEdison. This proposal topic, sponsored by William Steiner, also won 78% support at a Sprint annual meeting with 1.7 Billion yes-votes. Nuance Communications (NUAN) shareholders gave 94%-support in 2018 to a rule 14a-8 proposal calling for 10% of shareholders to call a special meeting.
The current stock ownership threshold of 25% can mean that more than 50% of shareholders must be contacted during a short window of time to simply call a special

2020 Proxy Statement	56

meeting. Plus many shareholders, who are convinced that a special meeting should be called, can make a small paperwork error that will disqualify them from counting toward the 25% ownership threshold that is needed for a special meeting.
A more realistic stock ownership threshold of 10% can give shareholders more influence in Board refreshment. Valley National seems to have a serious problem with Board refreshment. The following directors had excessive tenure which erodes their independence:
Gerald Lipkin         33-years
Andrew Abramson    25-years
Graham Jones        22-years
Eric Edelstein        16-years
Michael LaRusso    15-years
Plus these directors had an oversized influence on our most important board committees - holding 8 of the 18 positions. Plus Jeffrey Wilks was rejected by 21% of shares in 2019.
Also our insider Chairman, Gerald Lipkin, had 33-years long tenure and our Lead Director, Andrew Abramson, had long-tenure of 25-years. Long-tenure can impair the independence of a director -no matter how well qualified. Independence is a priceless attribute in a Chairman and a Lead Director. Plus our stock price took 5-years to go from $9 to $11.
Any claim that a shareholder right to call a special meeting can be costly - may be moot. When shareholders have a good reason to call a special meeting - our directors should be able to take positive responding action to make a special meeting unnecessary.
Please vote yes:
Make Shareholder Right to Call Special Meeting More Accessible - Proposal 5

BOARD OF DIRECTORS RESPONSE TO SHAREHOLDER PROPOSAL
Board of Directors Statement in Opposition to Shareholder Proposal 5 to Make Shareholder Right to Call Special Meeting More Accessible
The Board recommends you vote AGAINST this proposal for the following reasons:
The proponent offered the same proposal - requesting that the threshold for calling special shareholder meetings be set 10% - at our annual meeting of shareholders held on April 20, 2018. At that meeting, 142,866,460 shares, were voted against the proposal, or about 68.4% of the shares voted on the proposal.
The Board believes it is important that shareholders have a meaningful right to call a special shareholder meeting. New Jersey corporate law, which is applicable to our Company, provides the right for shareholders holding at least 10% of the Company's shares to call a special meeting upon a showing of a good cause. By requiring a showing of good cause, the New Jersey law allows special meetings to be called by shareholders for legitimate purposes, while protecting against the potential for abuse. The Board believes the showing of good cause is a prudent protection for all shareholders when the threshold is set at 10%. Since shareholders already have an effective right to seek a special shareholder meeting, the Board does not support the proposal.
The Board believes that an unfettered right for shareholders with only 10% of the Company's shares to call a special shareholders meeting sets too low a threshold. The Board, in 2018 engaged its larger institutional shareholders to discuss an appropriate threshold and received feedback about a reasonable threshold. Thereafter, the Board adopted an amendment to our by-laws which allows shareholders owning 25% of the outstanding common stock to call a special meeting of shareholders subject to certain conditions including, among others, the requirement of New Jersey corporation law that the purpose of the meeting be specified.
In late 2019, the Board again reached out to its large institutional shareholders regarding whether the threshold should be reduced and expects to continue that engagement following the annual shareholders meeting.

RECOMMENDATION ON ITEM 5

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THE SHAREHOLDER PROPOSAL.

57	2020 Proxy Statement

OTHER MATTERS
The Board of Directors is not aware of any other matters that may come before the annual meeting. However, in the event such other matters come before the meeting, it is the intention of the persons named in the proxy to vote on any such matters in accordance with the recommendation of the Board of Directors.
Shareholders are urged to vote by Internet or telephone or sign the enclosed proxy and return it in the enclosed envelope. The proxy is solicited on behalf of the Board of Directors.

By Order of the Board of Directors
Wayne, New Jersey
March 9, 2020
A copy of our Annual Report on Form 10-K (without exhibits) for the year ended December 31, 2019 filed with the Securities and Exchange Commission will be furnished to any shareholder upon written request addressed to Tina Zarkadas, Assistant Vice President, Shareholder Relations Specialist, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey 07470. Our Annual Report on Form 10-K (without exhibits) is also available on our website at the following link: http:www.valley.com/filings.html

2020 Proxy Statement	58

APPENDIX A

VALLEY NATIONAL BANCORP Valley Peer 20 2019 Size Comparisons
Company	Ticker	Net Income (in thous.)	Total Revenue (in thous.)	Total Assets (in thous.)	Market Capitalization (in mil.)
Banc of California, Inc.	BANC
BankUnited, Inc.	BKU
Berkshire Hills Bancorp, Inc.	BHLB
Community Bank System, Inc.	CBU
Cullen/Frost Bankers, Inc.	CFR
F.N.B. Corporation	FNB
Fulton Financial Corporation	FULT
IBERIABANK Corp.	IBKC
Investors Bancorp, Inc.	ISBC
New York Community Bancorp, Inc.	NYCB
Old National Bancorp	ONB
PacWest Bancorp	PACW
People's United Financial, Inc.	PBCT
Prosperity Bancshares	PB
Signature Bank	SBNY
Sterling Bancorp	STL
Texas Capital Bancshares, Inc.	TCBI
Umpqua Holdings Corporation	UMPQ
United Bankshares, Inc.	UBSI
Webster Financial Corporation	WBS
Valley National Bancorp	VLY

59	2020 Proxy Statement

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on Monday, February 24, 2020. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.

0

VALLEY NATIONAL BANCORP

PROXY

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MONDAY, APRIL 20, 2020

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ANDREW B. ABRAMSON, ERIC P. EDELSTEIN and SURESH L. SANI and each of them, as Proxy, each with full power of substitution, to vote all of the stock of VALLEY NATIONAL BANCORP standing in the undersigned's name at the Annual Meeting of Shareholders of VALLEY NATIONAL BANCORP, to be held at 100 Furler Street, Totowa, NJ, on Monday, April 20, 2020 at 9:00 a.m., local time, and at any adjournment thereof for all matters as indicated upon the reverse side, and at their discretion, upon other matters that may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

This proxy will be voted as specified on the reverse side. If no choice is specified, the proxy will be voted FOR the election of all nominees for director listed on this proxy; FOR proposals 2, 3 and 4; and AGAINST proposal 5. Shares, if any, held for your account by the trustee for the dividend reinvestment plan will be voted in the same manner as you vote the shares in your name individually.

(Continued and to be signed on the reverse side.)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 20, 2020

Important Notice Regarding The Availability Of Proxy Materials For The Shareholder Meeting To Be Held On Monday, April 20, 2020.
The Proxy Statement and the Annual Report are available at the following weblink:
www.proxydocs.com/VLY

ADMISSION TICKET

You may attend the meeting only if you own shares of common stock at the close of business on Monday, February 24, 2020. Attendance at the meeting is limited to shareholders or their proxy holders and Valley guests. Please bring this admission ticket with you to the meeting and allow ample time for the admission process.

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

↓ Please detach along perforated line and mail in the envelope provided. ↓

042020

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

1. ELECTION OF 12 DIRECTORS:

		FOR	AGAINST	ABSTAIN
1a	Andrew B. Abramson	☐	☐	☐
1b	Peter J. Baum	☐	☐	☐
1c	Eric P. Edelstein	☐	☐	☐
1d	Graham O. Jones	☐	☐	☐
1e	Marc J. Lenner	☐	☐	☐
1f	Kevin J. Lynch	☐	☐	☐
1g	Peter V. Maio	☐	☐	☐
1h	Ira Robbins	☐	☐	☐
1i	Suresh L. Sani	☐	☐	☐
1j	Lisa J. Schultz	☐	☐	☐
1k	Jennifer W. Steans	☐	☐	☐
1l	Jeffrey S. Wilks	☐	☐	☐

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3 AND 4.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

	FOR	AGAINST	ABSTAIN
5. A shareholder proposal if properly presented at the Annual Meeting.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature of Shareholder: ______ Date: ______ Signature of Shareholder: ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINIARY COPY - SUBJECT TO COMPLETION - DATED FEBRUARY 18, 2020

ANNUAL MEETING OF SHAREHOLDERS OF

VALLEY NATIONAL BANCORP

April 20, 2020

PROXY VOTING INSTRUCTIONS

Vote online/phone until 11:59 PM EST the day before the meeting.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MONDAY, APRIL 20, 2020. The Proxy Statement and the Annual Report are available at the following weblink: www.proxydocs.com/VLY

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

042020

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

1. ELECTION OF 12 DIRECTORS:

	Nominee	FOR	AGAINST	ABSTAIN
1a	Andrew B. Abramson	☐	☐	☐
1b	Peter J. Baum	☐	☐	☐
1c	Eric P. Edelstein	☐	☐	☐
1d	Graham O. Jones	☐	☐	☐
1e	Marc J. Lenner	☐	☐	☐
1f	Kevin J. Lynch	☐	☐	☐
1g	Peter V. Maio	☐	☐	☐
1h	Ira Robbins	☐	☐	☐
1i	Suresh L. Sani	☐	☐	☐
1j	Lisa J. Schultz	☐	☐	☐
1k	Jennifer W. Steans	☐	☐	☐
1l	Jeffrey S. Wilks	☐	☐	☐

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3 AND 4.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

Proposal	FOR	AGAINST	ABSTAIN
5. A shareholder proposal if properly presented at the Annual Meeting.	☐	☐	☐

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Shareholder: ____________ Date: ________ Signature of Shareholder: ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PRELIMINIARY COPY - SUBJECT TO COMPLETION - DATED FEBRUARY 18, 2020

Important Notice of Availability of Proxy Materials for the Shareholder Meeting of

VALLEY NATIONAL BANCORP

To Be Held On:

Monday, April 20, 2020

100 Furler Street, Totowa, NJ

COMPANY NUMBER	
ACCOUNT NUMBER	
CONTROL NUMBER	

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

If you want to receive a paper or e-mail copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before March 29, 2020.

Please visit www.proxydocs.com/VLY, where the following materials are available for view:

- Notice of Annual Meeting of Shareholders
- Proxy Statement
- Form of Electronic Proxy Card
- Annual Report on Form 10-K

TO REQUEST MATERIAL: TELEPHONE: (800) 522-4100 EXT3380
E-MAIL: investorrelations@valley.com
WEBSITE: valley.com

TO VOTE: **ONLINE:** To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions or scan the QR code with your smartphone. You may enter your voting instructions at www.voteproxy.com up until 11:59 PM Eastern Time the day before the meeting.

IN PERSON: You may vote your shares in person by attending the Annual Meeting.

TELEPHONE: To vote by telephone, please visit www.voteproxy.com to view the materials and to obtain the toll free number to call.

MAIL: You may request a card by following the instructions above.

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL THE NOMINEES LISTED IN PROPOSAL 1.

1. ELECTION OF 12 DIRECTORS:

1a Andrew B. Abramson

1b Peter J. Baum

1c Eric P. Edelstein

1d Graham O. Jones

1e Marc J. Lenner

1f Kevin J. Lynch

1g Peter V. Maio

1h Ira Robbins

1i Suresh L. Sani

1j Lisa J. Schultz

1k Jennifer W. Steans

1l Jeffrey S. Wilks

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" PROPOSALS 2, 3 AND 4.

3. An advisory vote on executive compensation;

THE VALLEY BOARD UNANIMOUSLY RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

Please note that you cannot use this notice to vote by mail.